Exhibit 10.1
FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
among
RBS CITIZENS, N.A.,
d/b/a
CHARTER ONE
RICHARD M. OSBORNE,
and
JOHN D. OIL AND GAS COMPANY
As of March 28, 2008

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SCHEDULES

Schedule 1.1-A	Machinery and Equipment
Schedule 1.1-A-1	Drilling Rigs Involving Certificated Motor Vehicles
Schedule 1.1-B	Producing Wells
Schedule 1.1-C	Pipeline
Schedule 1.1-D	Undeveloped Oil and Gas Properties
Schedule 1.1-E	Sales Contracts
Schedule 1.1-F	Collateral Locations
Schedule 5.1(c)	Material Agreements
Schedule 5.1(d)	Related Persons
Schedule 5.1(f)	Litigation and Administrative Proceedings
Schedule 5.1(o)	Environmental
Schedule 5.1(s)	ERISA
Schedule 5.1(u)(ii)	Secured Indebtedness
Schedule 5.1(u)(iii)	Unsecured Indebtedness
Schedule 5.1(u)(iv)	Guaranties
Schedule 6.2(c)(iii)	Permitted Indebtedness
Schedule 6.2(f)	Permitted Liens
Schedule 6.2(i)	Principal Business Location
Schedule 6.2(k)	Names

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EXHIBITS

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Credit Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Reserved
Exhibit E	Reserved
Exhibit F	Form of Continuing Subordination Agreement
Exhibit G	Form of Negative Covenant
Exhibit H	Form of Unlimited Guaranty

iii

FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) made and entered into as of March 28, 2008, by and among RICHARD M. OSBORNE, an individual, and his heirs, administrators, representatives, successors and assigns (“Osborne”), and JOHN D. OIL AND GAS COMPANY, a Maryland corporation, and its successors and assigns (“John D”, together with Osborne, jointly and severally, “Borrowers”), and RBS CITIZENS, N.A., d/b/a CHARTER ONE, and its successors and assigns (“Bank”).
W I T N E S S E T H
     WHEREAS, Bank established a revolving line of credit for Borrowers which by its original terms was to mature on September 28, 2007, respecting which bank agreed to lend to Borrowers upon Borrowers’ request, but subject to the terms and conditions set forth in various loan documents, of up to Five Million Dollars ($5,000,000);
     WHEREAS, the revolving line of credit is evidenced by that certain Revolving Term Note, dated September 28, 2006 by the Borrowers in favor of the Bank (the “Existing Note”);
     WHEREAS, pursuant to one or more previous amendments, modifications or supplements the maximum principal amount of the revolving loan was changed to Nine Million Five Hundred Thousand Dollars ($9,500,000);
     WHEREAS, in connection with the revolving line of credit, Borrowers entered into that certain Loan Agreement, dated September 28, 2006 (as previously amended, modified or supplemented, the “Existing Loan Agreement”);
     WHEREAS, in connection with the revolving line of credit, John D entered into that certain Security Agreement, dated February 20, 2007 (as previously amended, modified or supplemented, the “Existing Security Agreement”);
     WHEREAS, pursuant to the Existing Security Agreement, John D granted Bank a first priority security interest in and lien on the personal property described therein;
     WHEREAS, The Existing Loan Agreement, the Existing Security Agreement and Existing Note and all other documents, instruments, amendments, modifications and supplements executed in connection with or relating to the Loan are referred to herein, collectively, as the “Existing Loan Documents”.
     WHEREAS, the Borrowers and the Bank have agreed to modify the revolving line of credit and the Existing Loan Documents in accordance with the terms of this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Borrowers mutually agree that, as of the

Effective Date, the Existing Loan Agreement and the Existing Security Agreement shall be amended and restated in their entirety as follows and the Existing Note shall be amended and restated to conform to Exhibit A attached hereto:
     1. GENERAL
     1.1 Defined Terms. When used in this Agreement, the following terms shall have the following meanings:
     “Accounts” means all of John D’s now owned or hereafter acquired accounts (as such item is defined in the Uniform Commercial Code), accounts receivable, contract rights, Chattel Paper, Instruments and Documents, including, without limitation, any right to payment for goods sold or leased or for services rendered, whether or not earned by performance and whether or not evidenced by contracts, or any agreement, instruments or other documents, and all rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods in respect of any such goods so sold or leased and any other right of any Borrower to payment for goods sold or leased or for services rendered and all proceeds of the foregoing.
     “Additional Mortgage means the Open-End Mortgage Deed and Security Agreement dated of even date herewith with respect to certain properties owned by the Richard M. Osborne Trust (or such other properties as Bank and Borrowers may agree).
     “Adjusted LIBOR Rate” means, relative to any LIBOR Rate Loan to be made, continued or maintained as, or converted into, a LIBOR Rate Loan for any LIBOR Interest Period, a rate per annum determined by dividing (x) the LIBOR Rate for such LIBOR Interest Period by (y) a percentage equal to one hundred percent (100%) minus the LIBOR Reserve Percentage.
     “Advance” means a Borrowing requested by a Borrower and made by Bank under a Revolving Credit Loan.
     “Anti-Terrorism Law” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT Act.
     “Authorized Representative” means the President or Chief Financial Officer of John D or any person appointed as an authorized representative by John D as evidenced by certified company resolutions that are delivered to Bank.
     “Bankruptcy Laws” means all applicable statutes, rules, regulations, and other forms of law, federal, state, or otherwise including, but not limited to, the provisions of Title 11 of the United States Code, in each instance as in effect from time to time, relating to the bankruptcy, insolvency, or liquidation of Persons or the modification or alteration of the rights of creditors.
     “Blocked Persons” has the meaning set forth in Section 5.1(v) hereof.
     “Borrowing” means a loan made by Bank to Borrowers hereunder.

     “Business” means the exploration for, production of and marketing of petroleum products in Ohio and Pennsylvania.
     “Business Day” means:
     (a) any day which is neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in Cleveland;
     (b) when such term is used to describe a day on which a borrowing, payment, prepaying, or repaying is to be made in respect of any LIBOR Rate Loan, any day which is: (i) neither a Saturday or Sunday nor a legal holiday on which commercial banks are authorized or required to be closed in New York City; and (ii) a London Banking Day; and
     (c) when such term is used to describe a day on which an interest rate determination is to be made in respect of any LIBOR Rate Loan, any day which is a London Banking Day.
     “Capital Lease” means, with respect to John D, any lease of property (whether real, personal or mixed) by John D as lessee that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of such Borrower.
     “Chattel Paper” means all chattel paper (as such term is defined in the Uniform Commercial Code), any other writing or writings which evidence(s) both a monetary obligation and a security interest in or a lease of specific goods, and in the case of a transaction evidenced both by such an agreement for security or a lease and by an Instrument or a series of Instruments, such group of writings taken together.
     “Closing Fee” has the meaning set forth in Section 2.1(e) hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Collateral” means the following property of John D and its Subsidiaries whether now owned or existing and hereafter acquired or arising and wheresoever located:
     (a) Accounts, Inventory, Fixed Collateral (including, but not limited to, the machinery and equipment identified on Schedule 1.1-A, including, but not limited to, the producing wells identified on Schedule 1.1-B, including, but not limited to, the pipeline identified on Schedule 1.1-C, including, but not limited to, the undeveloped Oil and Gas Properties identified on Schedule 1.1-D, and including, but not limited to, the sales contracts identified on Schedule 1.1-E), General Intangibles and all other Property of such Borrower including the Premises;
     (b) all deposits or other sums at any time credited by or due from Bank to such Borrower, whether in a Depository Account or other account, together with any and all instruments, documents, policies and certificates of insurance, securities, goods, Accounts, choses in action, General Intangibles, Chattel Paper, cash or other Property, and the proceeds of each of the foregoing, to the extent owned by such Borrower or in which such Borrower has an interest and which now or hereafter are at any time in the possession or control of Bank or in transit by mail or carrier to or from Bank or in the possession of any Person acting in Bank’s behalf, without regard to whether Bank received the same in pledge, for safekeeping, as agent for collection or transmission or otherwise or whether Bank had conditionally released the same, and any and all balances, sums, proceeds and credits of such Borrower with, and any claims of such Borrower against, Bank;
     (c) all accessions to, substitutions for, and any replacements, products, and proceeds of the Property described in Subsections (a) and (b) of this definition including, but not limited to, proceeds of insurance policies insuring such Property; and
     (d) all books, records and other property (including, but not limited to, credit files, programs, printouts, computer software, programs, and disks, magnetic tape and other magnetic media, and other materials and records) of such Borrower pertaining to any of the Property described in Subsections (a), (b) or (c) of this definition.
     Notwithstanding the foregoing, “Collateral” does not include any motor vehicle requiring a certificate of title, except to the extent, if any, that any drilling rig constitutes or includes such a motor vehicle. Schedule 1.1-A-1 identifies specifically all drilling rigs in which John D has any interest that constitutes or includes a motor vehicle.
     “Collateral Locations” means John D’s principal business locations, and all other locations of Collateral as of the date hereof, including, but not limited to, the locations identified on Schedule 1.1-F to this Agreement.
     “Commitment Sublimit” has the meaning provided in Section 2.1.a (i)(A).
     “Commitment Sublimit Report” means a report in the form of Schedule A to Exhibit B attached to this Agreement, as the same may be modified or amended from time to time.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise.
     “Credit Documents” means this Agreement, the Notes, the Mortgage, the Additional Mortgage, any Guarantee of obligations under any Credit Documents, the Hedging Contracts, if any, and all other agreements, instruments, and documents (including, but not limited to, all assignments, security agreements, pledges, lien waivers, subordinations, guarantees, powers of attorney, and consents, if any), heretofore, now, or hereafter delivered to Bank with respect to the transactions contemplated by this Agreement, in each instance as the foregoing may be amended, restated, supplemented or otherwise modified from time to time.
     “Credit Request” has the meaning set forth in Section 2.1 hereof.
     “Current Maturities of Capital Leases” means payments with respect to Capital Leases due within the period of the calculation.

     “Current Maturities of Long Term Debt” means payments with respect to Long Term Debt due within the period of the calculation.
     “Current Producing Reserve Value” means the net present value (using a discount rate of ten percent (10%)) of all producing oil and gas properties of John D (but only to the extent such properties are included on Exhibit A to the Mortgage) as most recently determined by Schlumberger Limited or an appropriate Subsidiary thereof (collectively, “Schlumberger”) unless both Bank and John D determine not to use Schlumberger, in which case the value shall be determined by a duly licensed petroleum engineer designated by Bank and approved by John D, whose approval may not be unreasonably withheld, which net present value shall be set forth in a report in form and substance satisfactory to Bank and addressed to Bank or accompanied by a reliance letter in form and substance acceptable to Bank.
     “Debt Instruments” means any contract, agreement, instrument, or other document or arrangement under which a Borrower has (a) any indebtedness, obligation, or liability (including, but not limited to, any contingent liability under any guaranty) for borrowed money or for the deferred portion of the purchase price of any capital asset or for other capital financing, or (b) the right or obligation to incur any such indebtedness, obligation, or liability.
     “Deemed Credit Request” has the meaning set forth in Section 2.1 hereof.
     “Default” means any event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
     “Default Rate” means, as to each Loan, a rate of interest equal to four percentage points (4.0%) above the interest rate applicable to that Loan in the absence of an Event of Default.
     “Depository Accounts” means all bank accounts, cash accounts, deposit accounts, certificates of deposit and all similar depository arrangements under or pursuant to which monies, checks or remittances of, or payable to, a Borrower are held by, or on deposit with, a financial institution for the account of such Borrower.
     “Document” means any (a) document (as such term is defined in the Uniform Commercial Code), (b) document of title, including a bill of lading, dock warrant, dock receipt, warehouse receipt or order for the delivery of goods, and any other document which in the regular course of business or financing is treated as adequately evidencing that the Person in possession of it is entitled to receive, hold, and dispose of the document and the goods it covers, and (c) receipt covering goods stored under a statute requiring a bond against withdrawal or a license for the issuance of receipts in the nature of warehouse receipts even though issued by a Person who is the owner of the goods and is not a warehouseman.
     “Dollar” and the sign “$” each means lawful money of the United States.
     “EBITDA” shall mean, for any cumulative period, the sum of (a) the Net Income of a Person for such period plus (b) Interest Expense of a Person for such period plus (c) income taxes of a Person for such period plus (d) depreciation expense of a Person for such period plus (e) amortization expense of a Person for such period to the extent such Interest Expense, income taxes, depreciation expense and amortization expense are deducted in the determination of Net Income.
     “Effective Date” means the date on which all conditions precedent to the making of an Advance under this Agreement as set forth in Section 8 have been satisfied or waived in writing by Bank.
     “Environmental Law(s)” means all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to Hazardous Materials, including without limitation, any hazardous materials or wastes, toxic substances, flammable, explosive or radioactive materials, asbestos, and/or other similar materials; any so-called “superfund” or “superlien” law, pertaining to Hazardous Materials on or about the Premises, or any other property at any time owned, leased or otherwise used by Borrower or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any other federal, state, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, flammable or dangerous waste, substance or material, as now or at any time hereafter in effect.
     “ERISA” means The Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations from time to time promulgated thereunder.
     “Event of Default” has the meaning set forth in Section 9.1 hereof.
     “Exhibits” means the exhibits and schedules attached to this Agreement.
     “Fiscal Month” means each of the monthly fiscal accounting periods of Borrowers.
     “Fiscal Quarter” means any of the four consecutive three-month fiscal accounting periods of a Person ending on March 31, June 30, September 30 and December 31 of each Fiscal Year.
     “Fiscal Year” means a Person’s regular annual calendar accounting period ending on December 31.
     “Fixed Charge Coverage Ratio” means the ratio resulting from dividing (a) EBITDA plus Operating Lease Payments minus dividends and distributions, by (b) Interest Expense plus Current Maturities of Long Term Debt scheduled for such period (but not including Borrowings) plus Current Maturities of Capital Leases scheduled for such period plus Operating Lease Payments paid during such period.
     “Fixed Collateral” means a John D’s fixed assets including, but not limited to, all equipment (as such term is defined in the Uniform Commercial Code), machinery, furniture, furnishings, fixtures (as such term is defined in the Uniform Commercial Code), tools, dies, molds, parts, material handling equipment, supplies, and motor vehicles (titled and untitled) of every kind and description, and Oil and Gas Properties now or hereafter owned by John D, or in which John D may have or may now or hereafter acquire any interest, wheresoever located, and all proceeds of the foregoing.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied, which are in effect from time to time.
     “General Intangibles” means all general intangibles (as such term is defined in the Uniform Commercial Code) and other intangible personal property of a Borrower of every kind and nature (other than Accounts, contract rights, Chattel Paper, Documents and Instruments) including, without limitation, all governmental licenses, permits and registrations, all choses in action, tax refund claims, customer lists, customer repayment and credit histories, other corporate and business records, computer programs, franchises, goodwill of any nature, and any guarantee claims, security interests or other security held by or granted to such Borrower to secure payment of any monies payable to such Borrower or the performance of any other obligations and all rights of indemnification.
     “Governmental Authority” means any foreign, federal, state, local political subdivision or other government, governmental, statutory or administrative authority, regulatory body or commission or any court, tribunal or judicial or arbitral body, or any department or agency thereof.
     “Guarantor” means a Person who pledges his credit or property in any manner for the payment or other performance of Indebtedness, agreements or other obligations of another Person including, without limitation, any guarantor (whether of collection or payment), any obligor in respect of a standby letter of credit or surety bond issued for the account of another Person, any surety, co-maker, any endorser, and any Person who agrees conditionally or otherwise to make any loan, purchase or investment in order thereby to enable another Person to prevent or correct a default of any kind or otherwise to assure a creditor against any loss in respect of Indebtedness, agreements or obligations, including, but not limited to, the Richard M. Osborne Trust.
     “Guaranty” means the obligation of a Guarantor, including, but not limited to, the Unlimited Guaranty dated of even date herewith executed by the Richard M. Osborne Trust in favor of Bank, as the same may be amended, amended and restated, or modified from time to time.
     “Hazardous Material” means and includes (a) any asbestos or other material composed of or containing asbestos which is, or may become, even if properly managed, friable, (b) petroleum and any petroleum product, including crude oil or any fraction thereof, and natural gas or synthetic natural gas liquids or mixtures thereof, (c) any hazardous, toxic or dangerous waste, substance or material defined as such in, or for purposes of, any Environmental Laws, (d) brine, cuttings, or other waste substance arising from the drilling, completion, production or abandonment of wells, and (e) any other substance whose generation, handling, transportation, treatment or disposal is regulated pursuant to any Environmental Laws.
     “Hedging Contracts” means, interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, or any other agreements or arrangements entered into between Borrowers and Bank and designed to protect Borrowers against fluctuations in interest rates or currency exchange rates.
     “Hedging Obligations” means, with respect to Borrowers, all liabilities of Borrowers to Bank under Hedging Contracts.
     “Indebtedness” means, with respect to a Person, present and future obligations, liabilities, debts, claims, and indebtedness, contingent, fixed, or otherwise, however evidenced, created, incurred, acquired, owing, or arising (whether under written or oral agreement, by operation of law, or otherwise) for (a) loans, (b) any obligations or liabilities of such Person which are secured by any Lien (other than Permitted Liens) upon Property of such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (c) any obligations or liabilities created or arising under any Capital Lease or under any conditional sales contract or other title retention agreement with respect to Property used or acquired by such Person, even though the rights and remedies of the lessor, seller, or lender are limited to repossession, (d) any obligations or liabilities arising under any lease or other contractual arrangement relating to security deposits, advance payments by customers, or other prepaid funds in the hands of or held by such Person subject to return or refund to such Person, or (e) all unfunded pension fund obligations and liabilities and all deferred taxes of any nature each of which are required to be disclosed on such Person’s balance sheet, all in accordance with GAAP.
     “Instrument” means (a) any instrument (as defined in the Uniform Commercial Code) (including, without limitation, drafts, checks, acceptances, certificates of deposit, and notes), (b) any investment property (as defined in the Uniform Commercial Code) and (c) any other writing which (i) evidences a right to the payment of money, (ii) is not itself a security agreement or lease and (iii) is of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.
     “Interest Expense” means, with respect to a Person, for any period, the net amount of interest expense for such period on the aggregate principal amount of the Indebtedness of such Person plus any capitalized interest of the Person that accrued during such period, each as determined in accordance with GAAP.
     “Interest Payment Date” means (a) each Business Day which is one month, or a whole multiple thereof, after the first day of such Interest Period and (b) the last day of such Interest Period.
     “Inventory” means all inventory now owned or hereafter acquired by the Borrower (including, but not limited to, all goods (as such term is defined in the Uniform Commercial Code), merchandise, work-in-process, raw materials, finished goods, and inventory held for renting to other Persons), all other materials, supplies, and tangible personal property of any kind, nature, or description held for sale or lease or for display or demonstration, or furnished or to be furnished under contracts of service, or which are or which might be used or consumed in connection with the manufacturing, packing, shipping, advertising, selling, leasing, or furnishing of such goods, merchandise, or other personal property, all documents of title or other documents pertaining thereto, and all proceeds of the foregoing.

     “John D SEC Filing” means each report, schedule, proxy statement and other document filed or otherwise submitted to the United States Securities and Exchange Commission by John D by reason of any of its securities being registered pursuant to acts administered by the Commission.
     “Kykuit” means Kykuit Resource, LLC, an Ohio limited liability company, and its successors and assigns.
     “LIBOR Breakage Fee” has the meaning referenced in the context of Section 2.1(a)(ii)(c).
     “LIBOR Interest Period” means, relative to any LIBOR Rate Loan, initially, the period beginning on (and including) the date on which such LIBOR Rate Loan is made or continued as a LIBOR Rate Loan and ending on (but excluding) the day which numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in each case as the Borrower may select in its notice pursuant to Section 2.1(a)(iii); and thereafter, each period commencing on the last day of the next preceding LIBOR Interest Period applicable to such LIBOR Rate Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Bank pursuant to Section 2.1(c) hereof; provided, however, that
     (a) at no time may there be more than four (4) LIBOR Interest Periods in effect with respect to the LIBOR Rate Loans;
     (b) LIBOR Interest Periods commencing on the same date for LIBOR Rate Loans comprising part of the same advance under this agreement shall be of the same duration;
     (3) LIBOR Interest Periods for LIBOR Rate Loans in connection with which the Borrower has or may incur Hedging Obligations with the Bank shall be of the same duration as the relevant periods set under the applicable Hedging Contracts;
if such LIBOR Interest Period would otherwise end on a day which is not a Business Day, such LIBOR Interest Period shall end on the next following Business Day unless such day falls in the next calendar month, in which case such LIBOR Interest Period shall end on the first preceding Business Day; and no LIBOR Interest Period may end later than the termination of this Agreement.
     “LIBOR Rate” means, relative to any LIBOR Interest Period, the offered rate for deposits of U.S. Dollars in an amount approximately equal to the amount of the requested LIBOR Rate Loan for a term coextensive with the designated LIBOR Interest Period which the British Bankers’ Association fixes as its LIBOR rate as of 11:00 a.m. London time on the day which is two London Banking Days prior to the beginning of such LIBOR Interest Period. If such day is not a London Banking Day, the LIBOR Rate shall be determined on the next preceding day which is a London Banking Day. If for any reason the Bank cannot determine such offered rate by the British Bankers’ Association, the Bank may, in its discretion, select a replacement index based on the arithmetic mean of the quotations, if any, of the interbank offered rate by first class banks in London or New York for deposits in comparable amounts and maturities.
     “LIBOR Rate Loan” means any Loan priced with reference to the LIBOR Rate.
     “LIBOR Rate Margin” means one and three-quarters percent (1.75%) per annum.
     “LIBOR Reserve Percentage” means, relative to any day of any LIBOR Interest Period, the maximum aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) under any regulations of the Board of Governors of the Federal Reserve System (the “Board”) or other governmental authority having jurisdiction with respect thereto as issued from time to time then applicable to assets or liabilities consisting of “Eurocurrency Liabilities”, as currently defined in Regulation D of the Board, having a term approximately equal or comparable to such LIBOR Interest Period.
     “Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute, or contract including, but not limited to, the security interest or lien arising from a security agreement, mortgage, encumbrance, pledge, conditional sale, trust receipt, assignment, lease, consignment, or bailment for security purposes.
     “Loan” means each of the Revolving Credit Loans hereunder.
     “London Banking Day” means a day on which dealings in U.S. dollar deposits are transacted in the London interbank market.
     “Long Term Debt” means Indebtedness, the final principal amount of which is due more than twelve (12) months from the date the Indebtedness is incurred by John D.
     “Material Adverse Effect” means any event, occurrence, or condition, if the result thereof, either singly or in the aggregate, could have a material and adverse effect on (a) the Property, business, operations, prospects, profitability or condition (financial or otherwise) of a Borrower (and its Subsidiaries) in the aggregate, (b) the ability of a Borrower or a Guarantor to repay the Obligations, or (c) Bank’s Lien on any Collateral or the priority thereof.
     “Material Agreements” means any (a) Debt Instrument, (b) security agreement, mortgage, deed of trust, pledge, assignment, or other document or arrangement whereby any Lien upon any of John D’s Property exists in favor of any Person other than Bank, (c) lease (capital, operating or otherwise), whether as lessee or lessor thereunder involving payments in excess of $25,000 per annum (d) contract, commitment, agreement, or other arrangement involving the purchase or sale of any Inventory by John D, not entered into in the ordinary course of business, (e) contract, commitment, agreement, or other arrangement with any Related Person of John D and any Governmental Authority, (f) management or employment contract or contract for personal services with any Related Person of John D that is not otherwise terminable at will or on less than ninety (90) days notice without liability, (g) collective bargaining agreement, or (h) other contract, agreement, understanding, or arrangement which, if individually or in the aggregate, if violated, breached, or terminated for any reason, could have a Material Adverse Effect.
     “Maturity Date” shall mean August 1, 2009, unless accelerated sooner pursuant to the terms hereof.
     “Mortgage” means the Open-End Mortgage, Indenture, Security Agreement, Financing Statement and Assignment of Production dated of even date herewith, as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Net Income” means, with respect to a Person, for any period, net income (or loss) of such Person for such period, determined in accordance with GAAP, except, that, (a) all gains realized upon the sale or other disposition (including, without limitation, pursuant to a sale and leaseback transactions) of property or assets that are not sold or otherwise disposed of in the ordinary course of business, or pursuant to the sale of any capital stock of such Person, shall be excluded, (b) all items of gain that are properly classified as extraordinary in accordance with GAAP shall be excluded, (c) all items that are properly classified in accordance with GAAP as cumulative effects of accounting changes shall be excluded.
     “Notes” means the First Amended and Restated Revolving Credit Note and any other promissory note or other instrument evidencing Borrowers’ obligation to pay any Loans.
     “Obligations” means all debts, liabilities, and obligations of Borrowers and any Guarantor to Bank under this Agreement and the Credit Documents and also any and all other debts, liabilities, and obligations of Borrowers to Bank of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including, but not limited to, any reimbursement obligations of Borrowers to Bank, letters of credit issued by Bank on behalf of Borrowers and any other debt, liability, Hedging Obligation, or obligation of Borrowers to Bank under any Guaranty or to any other Person that Bank may have obtained by assignment or otherwise and all interest, fees, charges, and expenses which at any time may be payable by Borrowers to Bank pursuant to the provisions hereof or any of the other Credit Documents or otherwise, and all costs and expenses (including reasonable attorneys’ fees and disbursements) arising from or relating to claims or causes of action made or filed against Bank by third parties as a result of Borrowers’ actions or inactions.
     “Oil and Gas Properties” means all leasehold interests, mineral interests, and property rights of every kind relating to the right to explore for, develop, produce, transport or store oil and gas, including but not limited to, oil and gas leaseholds and pipeline easements and related equipment, including but not limited to downhole equipment, wellhead equipment, storage facilities, pipeline, pumping and other fixed transportation equipment.
     “Operating Account” means an account or each subaccount of an account maintained by and in the same name of John D at Bank for the purposes of disbursing the proceeds of the Revolving Credit Loans made to Borrowers hereunder, neither of which account or subaccount shall in any case be a payroll account.

     “Operating Lease” means, with respect to John D, any lease of property (whether real, personal or mixed) by John D as lessee that would, in accordance with GAAP, be required to be classified and accounted for as an operating lease on an income statement of such Borrower.
     “Operating Lease Payments” means payments made by John D with respect to Operating Leases.
     “Osborne Liquid Assets” means cash and the current market value of publicly traded securities, owned individually by Osborne or by the Richard M. Osborne Trust. Osborne Liquid Assets shall not include the current market value of publicly traded securities that are issued by John D.
     “PBGC” shall mean the Pension Benefit Guaranty Corporation or any person succeeding to the present powers and/or function of said corporation.
     “Permitted Indebtedness” has the meaning set forth in Section 6.2(c) hereof.
     “Permitted Liens” has the meaning set forth in Section 6.2(f) hereof.
     “Person” means any individual, partnership, joint venture, corporation, trust, limited liability company or unincorporated organization, or a government or agency or political subdivision thereof.
     “Permitted Subordinated Debt” means debt of the Borrowers to a Related Person to the extent that such debt is subject to a Subordination Agreement in substantially the form attached hereto as Exhibit F.
     “Premises” means those certain real properties leased, owned or otherwise occupied by John D, including, but not limited to, those set forth in Section 8.1(d)(xiii).
     “Property” means any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, or any interest including, but not limited to, any leasehold interest held in any such properties or assets.
     “Registered Accounting Firm” means a public accounting firm duly and currently registered with the Public Company Accounting Oversight Board.
     “Related Person” means with respect to a Borrower, any:
     (a) Person:
     (i) that directly, or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with, such Borrower;
     (ii) that owns or Controls, on an aggregate basis, including all beneficial ownership and ownership or Control as a trustee, guardian, or other fiduciary, at least five percent (5%) or more of the equity of such Borrower; or

     (iii) five percent (5%) or more of the Voting Stock (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by such Borrower;
     (b) Subsidiary of such Borrower; and
     (c) executive officer, director, trustee or member of such Borrower.
     For avoidance of doubt, Borrowers stipulate that Great Plains Exploration, LLC and Oz Gas, Ltd. are Related Persons of each Borrower.
     “Restricted Investment” has the meaning set forth in Section 6.2(m) hereof.
     “Revolving Credit Account” has the meaning set forth in Section 2.1(a)(iii)(D) hereof.
     “Revolving Credit Commitment” means an amount equal to Nine Million Five Hundred Thousand Dollars ($9,500,000).
     “Revolving Credit Loan” has the meaning set forth in Section 2.1(a) hereof.
     “Revolving Credit Note” means the Revolving Credit Note to be executed by Borrowers to evidence the Revolving Credit Loans made by Bank to Borrowers pursuant to Section 2.1 hereof in substantially the form attached to this Agreement as Exhibit A (with such changes or modifications, if any, to which Bank and Borrowers may agree), together with all amendments thereto and all notes issued in substitution therefor or replacement thereof.
     “Richard M. Osborne Trust” means the Richard M. Osborne Trust, under the Third Amendment and Restatement of the Richard M. Osborne Trust Agreement dated April 25, 2005, as amended by a Fourth Amendment to the Richard M. Osborne Trust Agreement dated August 22, 2006, as the same may be amended or amended and restated from time to time.
     “Senior Funded Indebtedness” means, with respect to a Person, all Indebtedness for borrowed money, including, but not limited to, the current portion of any long-term indebtedness.
     “Solvent” means, with respect to any Person, on any date of determination, that on such date (a) fair value of the property of the Person is greater than the total amount of liabilities (including contingent liabilities) of the Person, (b) the present fair salable value of the assets of the Person is not less than the amount that will be required to pay the probable liability of the Person on its debts as they become absolute and matured, (c) the Person is able to pay all liabilities of the Person as those liabilities mature, and (d) the Person does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it is about to engage. In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

     “Subsidiary” means any entity of which fifty percent (50%) or more of the Voting Securities is at any time, directly or indirectly, owned by John D and/or one or more of its Subsidiaries. For avoidance of doubt, Borrowers stipulate that John D is the sole general partner of LSS I Limited Partnership, and, for purposes of this Agreement, LSS I Limited Partnership is considered a Subsidiary of John D.
     “Uniform Commercial Code” means The Uniform Commercial Code as adopted and in force in the State of Ohio as from time to time in effect.
     “Voting Securities” means stock, membership interests, or other interests or securities of any class or classes of an entity which, at the time of reference thereto, entitles the holders to elect a majority of the directors, managing members, or persons performing similar functions.
     1.2 Accounting Terms. Any accounting terms used in this Agreement which are not otherwise specifically defined shall have the meanings customarily given them in accordance with GAAP.
     1.3 Use of Plural Form. All definitions shall be equally applicable to both the singular and plural forms of the defined terms.
     1.4 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.
     2. CREDIT FACILITIES
     Subject to the terms and provisions of this Agreement and each of the other Credit Documents, including, but not limited to, those provisions hereof or the Credit Documents that provide that no loan advances need be made by Bank if, at the date of request for loan advances, a Default or an Event of Default then exists, Bank shall provide the credit facilities described in this Section 2 to or for the account of Borrowers.
     2.1 Loans.
     (a) Revolving Credit Loan.
     (i) Commitment. Subject to the terms and conditions set forth in this Agreement, Bank agrees to make, or continue to make, the following loans requested by Borrowers:
     (A) from time to time on and after the Effective Date until the Cleveland Banking Day immediately preceding the Maturity Date, Advances to or for the account of Borrowers on a revolving credit basis (each, a “Revolving Credit Loan”) in an amount such that the outstanding principal amount of Revolving Credit Loans made by Bank to Borrowers does not at any time exceed the lesser of (i) the amount of the Revolving Credit Commitment for Borrowers in effect at such time, or (ii) the Commitment Sublimit. The Commitment Sublimit is an amount equal to

65% of the Current Producing Reserve Value. Notwithstanding the foregoing, until February 28, 2009, the Commitment Sublimit shall be an amount equal to (x) 65% of the Current Producing Reserve Value plus (y) an amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000). After, and only after the outstanding principal amount of the Revolving Credit Loans is less than 65% of the Current Producing Reserve Value, as shown on two (2) consecutive Commitment Sublimit Reports, Borrowers may then borrow, prepay and reborrow Revolving Credit Loans.
     (B) Borrowers expressly acknowledge that as of, and prior to the date of execution of this First Amended and Restated Loan Agreement, Bank has not waived any of its rights under the Agreement and that the execution of this First Amended and Restated Loan and Security Agreement shall not constitute a waiver of, and shall not preclude the exercise of, any right, power or remedy granted to Bank or provided by law, except to the extent expressly provided herein. No previous modification, extension, or compromise entered into with respect to any indebtedness of Borrowers or any of the Guarantors to Bank shall constitute a course of dealing or be inferred or construed as constituting an express or implied understanding to enter into any future modification, extension or compromise. No delay on the part of Bank in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice Bank’s rights, powers or remedies.
The Revolving Credit Loans shall be classified as LIBOR Rate Revolving Loans and interest shall accrue by reference to the LIBOR Rate.
     (ii) Repayments, Prepayments and Interest. Borrowers shall repay the Revolving Credit Loans to Bank in the following manner:
     (A) LIBOR Rate Loans shall mature and become payable in full on the last day of the LIBOR Interest Period relating to such LIBOR Rate Loan. Upon maturity, a LIBOR Rate Loan may be continued for an additional LIBOR Interest Period.
     (B) Without in any way limiting Bank’s right at any time to demand payment of the entire principal of any Revolving Credit Loans and all interest accrued thereon upon the occurrence of an Event of Default, which right is absolute and unconditional, the entire principal amount of the Revolving Credit Loans, together with all interest accrued thereon, shall become due and payable in full on the Maturity Date, without notice, presentment, demand, notice of dishonor, or any notice of any kind.
     (C) LIBOR Rate Loans may be prepaid upon the terms and conditions set forth herein. For LIBOR Rate Loans in connection with which Borrowers have or may incur Hedging Obligations, additional obligations may be associated with prepayment, in accordance with the terms and conditions of the applicable Hedging Contracts. Borrowers shall give the Bank, no later than 10:00 a.m., New York City time, at least four (4) Business Days notice of any proposed prepayment of any LIBOR Rate Loans, specifying the proposed date of payment of such LIBOR Rate Loans, and the principal amount to be paid. Each partial prepayment of the principal amount of LIBOR Rate Loans shall be in an integral multiple of One Hundred Thousand ($100,000) and accompanied by the payment of all charges outstanding on such LIBOR Rate Loans (including the LIBOR Breakage Fee) and of all accrued interest on the principal repaid to the date of payment.
     (D) At any time Bank determines that outstanding Advances exceed the Commitment Sublimit, it shall so notify Borrowers, and not later than the thirtieth (30th) Business Day after Bank gives such notice, Borrowers shall repay all Advances in excess of the Commitment Sublimit.
     (E) Interest on the outstanding principal amount of each loan shall accrue during each LIBOR Interest Period at a rate per annum equal to the sum of the Adjusted LIBOR Rate for such LIBOR Interest Period plus the LIBOR Rate Margin, and be due and payable on each Interest Payment Date and on the Maturity Date.
(iii) Credit Requests Executed by Borrowers.
     (A) By delivering a borrowing request to Bank on or before 10:00 a.m., New York time, on a Business Day, Borrowers may from time to time irrevocably request, on not less than two nor more than five Business Days’ notice, that a LIBOR Rate Loan be made in a minimum amount of Five Hundred Thousand ($500,000) and integral multiples of One Hundred Thousand ($100,000). On the terms and subject to the conditions of this agreement, each LIBOR Rate Loan shall be made available to the Borrower no later than 11:00 a.m. New York time on the first day of the applicable LIBOR Interest Period by deposit to the account of the Borrower as shall have been specified in its borrowing request.
     (B) Except as otherwise provided herein with respect to telephonic requests, each such request (a “Credit Request”) for a Revolving Credit Loan shall be in writing, signed by an Authorized Representative of John D and transmitted by Borrowers to Bank by telecopier, telex or cable (in the case of telex or cable, confirmed in writing prior to the date of the requested Borrowing), in substantially the form of Exhibit B attached hereto. Each Credit Request by Borrowers shall specify (1) the requested date of the Revolving Credit Loan and (2) the amount of the Revolving Credit Loan comprising the Borrowing and

(3) the requested LIBOR Interest Period. Each Credit Request by Borrowers shall be irrevocable and binding on Borrowers. An Authorized Representative of John D may give a Credit Request telephonically so long as: (I) a written Credit Request confirmation is received by Bank by 10:00 a.m. (Cleveland, Ohio time) on the same day such telephonic Credit Request was given and (II) the other requirements of this Section 2.1(a) are complied with. Bank may rely on such telephonic Credit Request to the same extent that Bank may rely on a written Credit Request. Borrowers shall bear all risks related to the giving of a Credit Request by Borrowers whether given telephonically or by such other method of transmission as Borrowers shall elect.
     (C) In addition to all other conditions set forth in this Agreement, each Credit Request by Borrowers for funds to be advanced under the Revolving Credit Loans also shall be subject to the following specific conditions:
     (1) no Default or Event of Default shall then exist or, immediately after the making of any Advance under the Revolving Credit Loan, would exist;
     (2) all provisions or covenants contained in Section 8.1 hereof shall have been complied with or performed or shall have been duly waived in writing by Bank;
     (3) all of the Credit Documents shall be in full force and effect;
     (4) Bank shall not have made demand for the payment of the Obligations or otherwise terminated the availability of any portion of the Revolving Credit Loan; and
     (5) each Credit Request shall specify in reasonable detail the use of proceeds thereof.
     (D) Whenever Borrowers obtain a Revolving Credit Loan, Bank shall endorse an appropriate entry on the Revolving Note executed by Borrowers or make an appropriate entry in a loan account (the “Revolving Credit Account”) maintained in Bank’s books and records, or both, to evidence the Revolving Credit Loan to Borrowers. The Revolving Credit Account shall evidence (1) accrued interest on the Revolving Credit Loans, (2) all other amounts due to Bank in respect of such Revolving Credit Loans to Borrowers and (3) all payments made by Borrowers and received by Bank for application to such Revolving Credit Loans. Each entry on the Revolving Credit Note or in Bank’s books and records or Revolving Credit Account shall be, absent manifest error, prima facie evidence of the data entered. Such entries by Bank shall not be a condition to Borrowers’ obligation to pay, but, in the absence of a Revolving Credit Note, shall be evidenced by Bank’s records of disbursements and repayments.
     (E) The proceeds of all Revolving Credit Loans pursuant to this Agreement are to be funded by Bank by credit to the Operating Account established by Borrowers or such other account of Borrowers as Bank and Borrowers shall have agreed upon from time to time.
     (b) Continuation and Conversion Elections. By delivering a conversion notice to the Bank on or before 10:00 a.m., New York time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than two nor more than five Business Days’ notice, that all or any portion of any LIBOR Rate Loan, in an aggregate minimum amount of Five Hundred Thousand ($500,000) and integral multiples of One Hundred Thousand ($100,000), be converted on the last day of a LIBOR Interest Period into a LIBOR Rate Loan with a different LIBOR Interest Period; provided, however, that no portion of the outstanding principal amount of any LIBOR Rate Loan may be converted to LIBOR Rate Loan of a different duration if such LIBOR Rate Loan relates to any Hedging Obligation. In the absence of delivery of a conversion notice with respect to any LIBOR Rate Loan at least two Business Days before the last day of the then current LIBOR Interest Period with respect thereto, such LIBOR Rate Loan shall, on such last day, automatically continue as a LIBOR Rate Loan with the same LIBOR Interest Period.
     (c) Notes. Borrowers shall execute and deliver to Bank a Revolving Credit Note payable to the order of Bank and in a principal amount equal to the Revolving Credit Commitment. In the event of an assignment under Section 11.1 hereof, Borrowers shall, upon surrender of a Note, issue a new Note to reflect the interests of Bank and the Person to which interests are to be assigned.
     (d) [Reserved].
     (e) Closing Fee. As additional consideration for the financing being made available to Borrowers under this Agreement, Borrowers shall pay to Bank on or before the Effective Date a closing fee of $2,000 (the “Closing Fee”), which is fully earned upon the execution of this Agreement by Borrowers and Bank, and shall not be refundable regardless of whether any Advances are made under this Agreement and shall not be subject to proration or rebate upon any prepayment of the Loans or termination of this Agreement for any reason.
     (f) Deemed Credit Requests. In the event any interest, fee or other payment Obligation hereunder becomes due without payment by or on behalf of Borrowers, Borrowers shall be deemed to have made a credit request (each, a “Deemed Credit Request”) for a Revolving Credit Loan in an amount equal to the amount necessary to pay such interest, fee or payment Obligation and which request shall be deemed to be irrevocable.

     2.2 All Advances to Constitute One Obligation. The Revolving Credit Loans and all other amounts owed by Borrowers to Bank under this Agreement, whether or not evidenced by any of the Notes shall constitute one obligation of Borrowers (the “Credit”), secured by Bank’s Lien on and security interest in all of the Collateral. Each Borrower hereby, jointly and severally, unconditionally agrees to pay, and otherwise guarantees the full and prompt payment of, all of the Obligations, taken as a whole, when due, whether at maturity or earlier by reason of acceleration or otherwise, and at all times thereafter. The aforesaid liability of each Borrower for the repayment of all of the Obligations is unconditional and shall not be impaired by:
     (a) the invalidity or unenforceability of any Note or other document evidencing all or any part of such Obligations as related to the other Borrower;
     (b) the absence of any attempt by Bank to (i) collect any Obligations from the other Borrower or any guarantor or (ii) pursue any other remedy to enforce such collection, including recourse to the Collateral of such other Borrower;
     (c) the waiver or consent by Bank with respect to any provision of this Agreement or any agreement or instrument otherwise evidencing Obligations as related to the other Borrower;
     (d) Bank’s election, in any proceeding instituted under Chapter 11 of the Bankruptcy Code respecting the other Borrower, of the application of Section 1111(b)(2) of the Bankruptcy Code;
     (e) any borrowing or grant of a security interest by the other Borrower under Section 364 of the Bankruptcy Code;
     (f) any modification, supplement, extension or amendment of any contract or agreement upon which the other Borrower and Bank may agree or any modification, release or other alteration of any of Obligations as related to the other Borrower or of any security therefor;
     (g) any agreements or arrangements whatever by Bank with any other Person;
     (h) any failure by Bank to perfect any security interest in, or preserve its rights to, any Collateral; or
     (i) any other circumstance which might otherwise constitute a legal or equitable discharge or defense to such liability, including, without limitation, the absence of any notice or demand upon such Borrower.
     The liability of each Borrower in respect of the Obligations may be enforced without requiring Bank first to resort to any other right, remedy or security. No Borrower shall have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for the Obligations, unless and until all of the Obligations have been fully paid. Nothing shall discharge or satisfy the liability of any Borrower in respect of the Obligations except the full payment and performance thereof.

     2.3 Excess Interest. In no contingency or event whatsoever shall the interest rate charged pursuant to the provisions of this Agreement exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest under this Agreement in excess of the highest applicable rate, such excess interest shall first be applied to any unpaid principal balance owed by Borrowers and, if the then remaining excess interest is greater than the unpaid principal balance, Bank promptly shall refund such excess interest to Borrowers. Notwithstanding anything to the contrary contained in this Agreement or any of the Notes, if the rate of interest payable on any of the Notes is ever reduced as a result of this Section 2.3 and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided for in such Note, then the rate provided for in such Note shall be increased to the maximum rate permitted by applicable law for such period as is required so that the total amount of interest received by Bank is that which would have been received by Bank but for the operation of this Section 2.3.
     2.4 Revival. To the extent that Borrowers make a payment or payments to Bank or to the extent Bank receives any payment or proceeds of the Collateral for Borrowers’ benefit, which payment or proceeds or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside, and/or required to be repaid to a trustee, receiver or any other party under any Bankruptcy Law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received by Bank, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect as if such payment or proceeds had not been received by Bank.
     2.5 Manner of Payments. On or before the date they become due, Borrowers shall make payments to Bank in immediately available funds, even if Borrowers contest any statements rendered by Bank; provided, however, that if any statement is subsequently proved to be incorrect, Bank, at the option of Borrowers, promptly shall (i) refund any overpaid amount to Borrowers or (ii) grant a credit against amounts due for the following period in the appropriate amount. As to Obligations which become due and payable other than on a fixed date by their terms or as a result of demand for payment and/or acceleration on account of an Event of Default, Borrowers immediately shall pay to Bank such Obligations in immediately available funds. Whenever any payment to be made under this Agreement including, but not limited to, any payment to be made on any of the Notes, is stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day and such extension of time in each such case shall be included in the computation of the interest payable on such Note or such other Obligation. Unless otherwise provided in this Agreement, all payments or prepayments made or due under this Agreement shall be made in immediately available funds to Bank prior to 2:00 p.m., Cleveland, Ohio, time, on the date when due. Payments received by Bank after 2:00 p.m., Cleveland, Ohio, time, shall be deemed to have been made on the next following Business Day.
     2.6 Miscellaneous LIBOR Rate Loan Terms.
     (a) LIBOR Rate Lending Unlawful. If Bank shall determine (which determination shall, upon notice thereof to Borrowers be conclusive and binding on Borrowers) that the introduction of or any change in or in the interpretation of any law, rule, regulation or guideline, (whether or not having the force of law) makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for Bank to make, continue or maintain any LIBOR Rate Loan as, or to convert any loan into, a LIBOR Rate Loan of a certain duration, the obligations of Bank to make, continue, maintain or convert into any such LIBOR Rate Loans shall, upon such determination, forthwith be suspended until the Bank shall notify Borrowers that the circumstances causing such suspension no longer exist.
     (b) Unavailability of LIBOR Rate. In the event that Borrowers shall have requested a LIBOR Rate Loan and Bank, in its sole discretion, shall have determined that U.S. dollar deposits in the relevant amount and for the relevant LIBOR Interest Period are not available to Bank in the London interbank market; or by reason of circumstances affecting Bank in the London interbank market, adequate and reasonable means do not exist for ascertaining the LIBOR Rate applicable to the relevant LIBOR Interest Period; or the LIBOR Rate no longer adequately and fairly reflects Bank’s cost of funding loans; upon notice from Bank to Borrowers, the obligations of Bank to make or continue any loans as, or to convert any loans into, LIBOR Rate Loans of such duration shall forthwith be suspended until Bank shall notify Borrowers that the circumstances causing such suspension no longer exist.
     (c) Increased Costs. If, on or after the date hereof, the adoption of any applicable law, rule or regulation or guideline (whether or not having the force of law), or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency: (a) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System of the United States) against assets of, deposits with or for the account of, or credit extended by, Bank or shall impose on Bank or on the London interbank market any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans; or (b) shall impose on Bank any other condition affecting its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans, and the result of any of the foregoing is to increase the cost to Bank of making or maintaining any LIBOR Rate Loan, or to reduce the amount of any sum received or receivable by Bank under this Agreement with respect thereto, by an amount deemed by Bank to be material, then, within 15 days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction.
     (d) Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by Bank, or person controlling Bank, and Bank determines (in its sole and absolute discretion) that the rate of return on its or such controlling person’s capital as a consequence of its commitments or the loans made by Bank is reduced to a level below that which Bank or such controlling person could have achieved but for the occurrence of any such circumstance, then, in any such case upon notice from time to time by Bank to Borrowers, Borrowers shall immediately pay directly to Bank additional amounts sufficient to compensate Bank or such controlling person for such reduction in rate of return. A statement of Bank as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on Borrowers. In determining such amount, Bank may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable.
     (e) Taxes. All payments by Borrowers of principal of, and interest on, LIBOR Rate Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by Bank’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by Borrowers hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrowers will
     (i) pay directly to the relevant authority the full amount required to be so withheld or deducted;
     (ii) promptly forward to Bank an official receipt or other documentation satisfactory to Bank evidencing such payment to such authority; and
     (iii) pay to Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by Bank will equal the full amount Bank would have received had no such withholding or deduction been required.
     Moreover, if any Taxes are directly asserted against Bank with respect to any payment received by Bank hereunder, Bank may pay such Taxes and the Borrowers will promptly pay such additional amount (including any penalties, interest or expenses) as is necessary in order that the net amount received by Bank after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount Bank would have received had not such Taxes been asserted.
     If Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to Bank the required receipts or other required documentary evidence, Borrowers shall indemnify Bank for any incremental Taxes, interest or penalties that may become payable by Bank as a result of any such failure.
     2.7 Liability of Borrowers. Borrowers each acknowledge and agree that each Borrower is and shall remain fully liable, jointly and severally, for payment in full of the entire unpaid balance of the Obligations outstanding at any time.

     3. LATE CHARGE; DEFAULT INTEREST RATE
     3.1 Late Charge. Any installment or other payment not made within ten (10) days of the date such payment or installment is due shall be subject to a late charge equal to five percent (5%) of the amount of the installment or payment.
     3.2 Default Interest Rate. Upon and after the occurrence of an Event of Default, and during the continuation thereof, the Loans shall bear interest at the Default Rate.
     4. COLLATERAL; GENERAL TERMS
     4.1 Grant of Security Interest. To secure the prompt payment and performance of the Obligations, and in addition to any other collateral or Lien securing the Obligations, John D grants to Bank a continuing security interest in and to all of the Collateral.
     4.2 Perfection of Bank’s Security Interest in Collateral. Borrowers shall each execute such financing statements provided for by applicable law, and execute mortgages, leasehold mortgages and related documents, and otherwise take such other action and execute such assignments or other instruments or documents, in each case as Bank may reasonably request, to evidence, perfect, or record Bank’s security interest in the Collateral. Each Borrower hereby authorizes Bank to execute and file (or file without execution) any such financing statement or continuation statement on such Borrower’s behalf to the extent permitted by applicable law.
     4.3 Insurance. Borrowers shall maintain, at Borrowers’ expense, insurance, including, but not limited to, insurance upon all tangible Collateral wherever located, in storage or in transit in vehicles including goods evidenced by documents, covering casualty, hazards, public liability, business interruption, and such other risks in such amounts and with such insurance companies as shall in each instance be reasonably satisfactory to Bank. Borrowers shall deliver copies of such policies or insurance binders thereof to Bank with satisfactory endorsements naming Bank as an additional insured, lender’s loss payee and mortgagee as its interest may appear. Each policy of insurance or endorsement shall contain a provision requiring at least ten (10) days advance written notice to Bank in the event of cancellation of the policy for non-payment of premiums and thirty (30) days advance notice to Bank in the event of cancellation for any other reason or any modification changing the limits, risks insured against, or deductibles thereto and a clause that the interest of Bank shall not be impaired or invalidated by any act or neglect of Borrowers or other owner of the Property nor by the occupation of the premises for purposes more hazardous than are permitted by such policy. Each insurance policy may contain loss deductible provisions not to exceed Ten Thousand Dollars ($10,000). Borrowers shall promptly deliver to Bank true copies of all claims and loss reports made to insurance companies and will furnish copies of all such other reports as may be requested by Bank. Upon the occurrence of an Event of Default, Borrowers hereby irrevocably make, constitute, and appoint Bank (and all officers, employees, or agents designated by Bank) as Borrowers’ true and lawful attorney-in-fact and agent, with full power of substitution, such that Bank shall have the right and authority to make and adjust claims under such policies of insurance, receive and endorse the name of Borrowers on, any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and make all determinations and decisions with respect to such policies of insurance or to pay any premium in whole or in part relating thereto. Without waiving or releasing any obligation or default by Borrowers under this Agreement, Bank may (but shall not be required to) at any time or times thereafter maintain such action with respect thereto which Bank deems advisable. All sums disbursed by Bank in connection therewith (including, but not limited to, reasonable attorneys’ and paralegals’ fees and disbursements, court costs, expenses and other charges relating thereto) shall be payable on demand, and until paid by Borrowers to Bank, with interest thereon at the current interest rate under Section 2.1 of this Agreement or the Default Rate, whichever is then in effect, and shall be additional Obligations under this Agreement secured by the Collateral.
     4.4 Protection of Collateral; Reimbursement. All insurance expenses and all expenses of protecting, storing, warehousing, insuring, handling, maintaining, and shipping any Collateral, any and all excise, property, sales, use, severance or other taxes imposed by any state, Federal, or local authority on any of the Collateral, or in respect of the sale thereof, or otherwise in respect of Borrowers’ business operations which, if unpaid, could result in the imposition of any Lien upon the Collateral, shall be borne and paid by Borrowers. If Borrowers fail to pay promptly any portion thereof when due, except as may otherwise be permitted under this Agreement or under any of the other Credit Documents, Bank, at its option, may, but shall not be required to, pay the same. All sums so paid or incurred by Bank for any of the foregoing and any and all other sums for which Borrowers may become liable under this Agreement and all costs and expenses (including reasonable attorneys’ fees and paralegals’ fees, legal expenses, and court costs, expenses and other charges related thereto) which Bank may incur in enforcing or protecting its Liens on or rights and interests in the Collateral or any of its rights or remedies under any Credit Document or any other agreement between the parties to this Agreement or in respect of any of the transactions to be had under this Agreement or any of the Obligations shall be repayable on demand and, until paid by Borrowers to Bank with interest thereon at the highest interest rate then applicable to any Loan shall be additional Obligations under this Agreement secured by the Collateral. Unless otherwise provided by law, Bank shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever.
     4.5 Inspection. During regular business hours and upon forty-eight (48) hours prior written notice, Bank (by any of its officers, employees, agents or representatives) shall have the right to inspect the Collateral, all books, records, journals, orders, receipts, or other correspondence related thereto (and to make extracts or copies thereof as Bank may desire) and the premises upon which any of the Collateral is located for the purpose of verifying the amount, quality, quantity, value, and condition of, or any other matter relating to, the Collateral; provided, however, that upon the occurrence of a Default or Event of Default, Bank may exercise such access and other rights at any time Bank deems such action necessary or desirable at the sole expense of Borrowers.
     4.6 Additional Mortgage. Further, to secure the prompt payment and performance of the Obligations, and in addition to any other Collateral or lien securing the Obligations, the Additional Mortgage has been or will be executed and delivered to Bank. Bank will release the Additional Mortgage promptly following written request by Borrowers at any time after the calculation evidenced by two (2) consecutive Commitment Sublimit Reports (dated six (6) months apart) demonstrates that the Outstanding Revolving Loans are less than the Eligible Current Producing Reserve Value as shown on the Commitment Sublimit Report. In addition, Bank will release one or more properties subject to the Additional Mortgage upon receipt of: (a)

a fully executed purchase agreement; and (b) payment of the Release Price (as defined in the Additional Mortgage) with respect to the particular properties.
     5. REPRESENTATIONS AND WARRANTIES OF BORROWERS
     5.1 General Representations and Warranties. As an inducement to Bank to make advances under this Agreement, Borrowers each, jointly and severally, warrant and represent to Bank each of the following:
     (a) Existence; Foreign Qualification John D is a corporation duly organized, validly existing and in good standing under the laws of Maryland and is duly qualified and authorized to do business and is in good standing as a foreign corporation in each of the states or jurisdictions where the character of its Property or its business activities makes such qualification necessary, except where the failure to so qualify will not cause or result in a Material Adverse Effect.
     (b) Authority. Each Borrower has the right and power and is duly authorized and empowered to enter into, execute, deliver, and perform this Agreement and each of the other Credit Documents to which it is a party. This Agreement and each of the other Credit Documents to which either Borrower is a party have been duly authorized and approved by all necessary actions of each Borrower, and are the valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms. The execution, delivery, and performance of this Agreement and each of the other Credit Documents to which either Borrower is a party will not conflict with nor result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Permitted Liens) upon any Property of such Borrower under the provisions of any company governance instruments or any Material Agreement.
     (c) Material Agreements. Except as disclosed on Schedule 5.1(c) attached to this Agreement, John D is not a party to any Material Agreement.
     (d) Other Related Persons. Except as set forth in Schedule 5.1(d) attached to this Agreement, each Borrower (i) has no Subsidiaries, (ii) has not been the survivor of any merger or consolidation during the preceding five (5) years, or (iii) has not been known as or operated under or otherwise used any other business or fictitious name, trade name, or trade style during the preceding five (5) years.
     (e) Compliance With Laws. John D (i) holds all permits, certificates, licenses, orders, registrations, franchises, authorizations, and other approvals from all Federal, state, local, and foreign governmental and regulatory bodies necessary for the conduct of its business; (ii) is in compliance with all Federal, state, local, or foreign applicable statutes, rules, regulations, orders and permits including, but not limited to, those relating to occupational safety and health, equal employment practices, the drilling and operation of wells, the transportation of natural gas, and the marketing of production (iii) is not in violation of or in default under any Material Agreement, and (iv) has not received any notice to the effect that it is not in full compliance with any of the requirements of

ERISA, except, with respect to each of subparagraphs (i) through (iv), to the extent such failure or occurrence, as the case may be, would not have or would not be reasonably expected to have a Material Adverse Effect. John D is not a regulated public utility under any applicable law.
     (f) Litigation and Administrative Proceedings. Except as disclosed on Schedule 5.1(f) attached to this Agreement, to the best of either Borrower’s knowledge, there are (i) no lawsuits, actions, investigations, or other proceedings pending or threatened against either Borrower, or in respect of which either Borrower may have any material liability, in any court or before any governmental authority, arbitration board, or other tribunal, (ii) no grievances, disputes, or controversies outstanding with any union or other organization of the employees of John D or involving Osborne, or threats of work stoppage, strike, or pending demands for collective bargaining, which as to subparagraphs (i) and (ii) above would have or would be reasonably expected to have a Material Adverse Effect. Except as disclosed on Schedule 5.1(f) attached to this Agreement, there are no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which either Borrower is a party or by which either Borrower’s Property is bound.
     (g) Use of Proceeds. All Advances made by Bank pursuant to this Agreement shall be made solely to John D and solely and strictly for the following purposes: (i) investment by John D in equipment, drilling and exploration in the Business and (ii) general working capital purposes of John D in the Business. These uses of proceeds are, and will continue to be, legal and proper uses, duly authorized by such Borrower, and such uses are currently consistent with all applicable laws and statutes currently in effect. None of the proceeds of any Advances shall be used, directly or indirectly, for loans to Osborne personally. Neither Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of any regulation of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loans will be used to purchase or carry (or refinance any borrowing, the proceeds of which were used to purchase or carry) any margin stock, or to extend credit to others for the purpose of purchasing or carrying margin stock. Borrowers shall not use, directly or indirectly, any proceeds of Advances to pay obligations of John D to the Richard M. Osborne Trust.
     (h) Intellectual Property. John D owns, possesses, or has the right to use all the patents, patent applications, trademarks, service marks, copyrights, licenses, and rights with respect to the foregoing necessary for the conduct of its business, without any known conflict with the rights of others.
     (i) Location of Collateral. All of the Collateral (other than Oil and Gas Properties) is located at a Collateral Location identified on Schedule 1.1-F.
     (j) Title to Assets. John D has good title to and ownership of all Property it purports to own, which is free and clear of all Liens, except those in favor of Bank and any Permitted Liens.

     (k) Financial Statements. All financial statements furnished by either Borrower have been prepared in accordance with and in conformity with such Person’s normal accounting practices, policies, and principles which conform to GAAP, have been consistently applied and fairly present in all material respects the financial position of such Person at such date and the results of operations of such Borrower for such period. There has not been any change in the condition, financial or otherwise, of either Borrower as shown on their most recent interim financial statements except changes in the ordinary course of business, none of which individually or in the aggregate will have a Material Adverse Effect. Any and all additional financial statements to be delivered by Borrowers to Bank (including but not limited to, the financial statements of each Borrower) in accordance with the provisions of this Agreement shall be prepared in accordance with GAAP and in conformity with that Person’s normal accounting practices, policies, and principles which will be consistently applied and which will fairly present in all material respects the financial position of each Borrower at such dates and the results of operations of each Borrower for such periods.
     (l) Accurate and Complete Statements. Neither this Agreement nor any written statement made by either Borrower in connection with this Agreement contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in this Agreement not misleading. After due inquiry by each Borrower, there is no known fact that either Borrower has not disclosed to Bank and/or that may have a Material Adverse Effect.
     (m) Tax Returns. All Federal, state, and local tax returns and other reports required by law to be filed in respect of the income, business, properties, and employees of Borrower have been filed, and all taxes, assessments, fees and other governmental charges which are due and payable have been paid, except as otherwise permitted in this Agreement or where the failure to do so does not and will not cause or result in a Material Adverse Effect or unless the payment of any such taxes or the filing of any such reports is being contested in good faith by Borrower. The provision for taxes on the books of Borrower is adequate for all years not closed by applicable statutes and for the current fiscal year except where the failure to do so does not and will not cause or result in a Material Adverse Effect.
     (n) Margin Requirements. Borrowers’ execution and delivery of this Agreement and each of the other Credit Documents will not directly or indirectly violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended, the provisions of Regulations T, U, or X or any other Regulation of the Board of Governors of the Federal Reserve System of the United States of America, or any regulations issued pursuant thereto.
     (o) Environmental Laws. Except as disclosed on Schedule 5.1(o) attached to this Agreement, (i) the Collateral Locations and all other real property owned or leased by John D, and all improvements, equipment, or other Property located thereon or used therein and all business operations conducted thereupon, have been operated or maintained and are in compliance in all material respects with Environmental Laws, including, without limitation, (A) the provisions of the Federal Occupational Safety and

Health Act, the National Environmental Protection Act, the Resource Conservation and Recovery Act, and all rules and regulations thereunder and all similar Federal, state and local laws, rules, and regulations, and (B) all applicable Federal, state, and local laws, rules, and regulations relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous waste or materials, or other environmental, health, or safety matters, and (ii) there are no outstanding citations, notices, or orders of non-compliance issued to John D, or relating to the respective businesses, assets, property, leaseholds, or equipment of John D under any such laws, rules, or regulations. Borrowers shall indemnify and hold Bank harmless from and against any liability, loss, damage, suit, action, or proceeding pertaining to Hazardous Materials discovered at or relating to Borrowers’ business operations or the locations where Borrowers previously did, presently do, or in the future do, operate their business, including, but not limited to, claims of any Federal, state, or municipal government or quasi-governmental agency, or any third person, whether arising under the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act, as amended, or any other Federal, state, or municipal law or regulation, or tort, contract, or common law.
     (p) Continued Business. There exists no actual, pending, or, to the best of Borrowers’ knowledge, any threatened termination, cancellation, or limitation of, or any modification or change in the business relationship of John D and any customer or supplier, or any group of customers or suppliers whose purchases or supplies, individually or in the aggregate, are material to the business of John D, and, to the best of Borrowers’ knowledge, there exists no present condition or state of facts or circumstances which would materially affect adversely John D in any respect or prevent John D from conducting such business or the transactions contemplated by this Agreement in substantially the same manner which it was heretofore conducted.
     (q) Maintenance of Fixed Collateral. All Fixed Collateral necessary to conduct John D’s business is in good operating condition, ordinary wear and tear and normal repair and maintenance excepted, and has been maintained in accordance with prevailing industry practices.
     (r) Solvency. John D has received fair consideration and reasonably equivalent value for the Obligations incurred by it under the Credit Documents. Each Borrower is, and after giving effect to the Loans and granting of Liens related thereto will be, Solvent.
     (s) ERISA. Except as identified on Schedule 5.1(s) attached to this Agreement, John D does not maintain or contribute to any employee benefit plan subject to Title IV of ERISA. Furthermore, John D has not incurred any accumulated funding deficiency within the meaning of ERISA or incurred any liability to the PBGC in connection with any employee benefit plan established or maintained by Borrower and no reportable event or prohibited transaction, as defined in ERISA, has occurred with respect to such plans.

     (t) No Investment Company. Neither John D nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940.
     (u) Indebtedness. John D has no outstanding Indebtedness or any commitment at the date hereof to incur, create, assume or become liable in respect of any Indebtedness, other than the Indebtedness represented by (i) the Notes, (ii) the secured Indebtedness identified on Schedule 5.1(u)(ii) attached to this Agreement or (iii) the unsecured Indebtedness identified on Schedule 5.1(u)(iii) attached to this Agreement. Except as expressly identified on Schedule 5.1(u)(iv) attached to this Agreement, neither Borrower has directly or indirectly given a Guaranty of the Indebtedness of any other Person.
     (v) Anti-Terrorism Laws.
     (i) Neither Borrower nor any Related Person of either Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to evade or avoid, any of the prohibitions set forth in any Anti-Terrorism Law.
     (ii) Neither Borrower nor any Related Person of either Borrower is any of the following (each a “Blocked Person”): (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (B) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (C) a Person with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (E) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (F) a Person who is a Related Person of a Person listed above.
     (iii) Neither Borrower nor any Related Person of either Borrower (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.
     (w) Interests in Wells. John D is the direct owner (beneficially and of record) of the interests indicated on Schedule 1.1-B in the respective producing wells. Each such percentage described as “total interest” reflects John D’s percentage share of the total production of the well, and the percentage described as “working interest” reflects John D’s interest expressed as a percentage of all of the interests burdened by costs of production.

     (x) Indebtedness to Related Persons. Except for Permitted Subordinated Debt, John D has no outstanding Indebtedness or commitment to incur, create, assume or become liable on any Indebtedness, to any Related Person, other than Permitted Subordinated Indebtedness.
     (y) No Assets Outside Ohio. John D does not currently hold any ownership interest in any assets outside of the State of Ohio. John D is a member of Kykuit. Kykuit has ownership interests in assets in the State of Montana.
     5.2 Reaffirmation. Each Credit Request for an Advance made by a Borrower pursuant to this Agreement shall constitute, unless Bank is otherwise notified in writing prior to the time of such Advance, (i) an automatic representation and warranty by each Borrower to Bank that there does not then exist a Default or an Event of Default and (ii) a reaffirmation as of the date of such request that all of the representations and warranties of each Borrower contained in this Agreement or any of the other Credit Documents are true, correct, and complete in all material respects, except to the extent such representations relate to a specified date, and all covenants have been complied with. With respect to the Exhibits, Borrowers shall provide to Bank information necessary to update the Exhibits upon the occurrence of events or conditions that have or would reasonably be expected to have a Material Adverse Effect and changes or additions to the information on the Exhibits as otherwise required by this Agreement.
     6. COVENANTS AND CONTINUING AGREEMENTS
     6.1 Affirmative Covenants. So long as any Obligations remain unsatisfied, Borrowers covenant jointly and severally that, unless otherwise consented to by Bank in writing, Borrowers will undertake each of the following:
     (a) Transaction Fees. Pay to Bank, on demand, any and all fees, costs, or expenses that Bank pays to a bank or other similar institution arising out of or in connection with (i) the forwarding by Bank to Borrower or any other Person on behalf of Borrower of any proceeds of loans made by Bank pursuant to this Agreement, or (ii) the depositing for collection, by Bank, of any check or item of payment received and/or delivered to Bank on account of the Obligations.
     (b) Payments. Make all payments as and when required by the Credit Documents.
     (c) Existence. John D will preserve and maintain its separate legal existence, and all rights, privileges, and franchises in connection therewith, and maintain its qualification and good standing in all states in which such qualification is necessary in order for John D to conduct its business in such states except where the failure to so qualify would not have a Material Adverse Effect.
     (d) Tax Returns and Payment of Taxes. File all Federal, state, and local tax returns and other reports that Borrowers are required by law to file, maintain adequate reserves for the payment of all taxes, assessments, governmental charges, and levies imposed upon it, its income, or its profits, or upon any Property belonging to it, and pay and discharge all such taxes, assessments, governmental charges, and levies prior to the date on which penalties attach thereto, except where the same are being contested in good faith by appropriate proceedings and adequate book reserves have been established with respect to each such claim being contested.
     (e) Maintenance of Property. Maintain the Property necessary to conduct the business of John D in good condition, ordinary wear and tear excepted, and make all renewals, repairs, replacements, additions and improvements thereto necessary to operate the business of John D in the ordinary course of business.
     (f) Compliance with Laws. Comply with all laws, ordinances, governmental rules and regulations to which it is subject (including, without limitation, Environmental Laws) and obtain all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business which, if not complied with or obtained or which, if violated, might result in a Material Adverse Effect.
     (g) Field Collateral Exams and Audits. Assist Bank from time to time and at any time during the term of this Agreement with field exams and audits of the Property of John D and its Subsidiaries.
     (h) Licenses and Permits. Maintain all licenses and permits required to operate the Business pursuant to all applicable state, federal and regulatory laws.
     (i) Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions.
     (j) Financial Information. Cause to be prepared and furnished to Bank the following financial information (which in the case of any financial statements shall consist of a balance sheet, income statement, and statement of cash flows and, except as provided otherwise below, all relevant footnotes) in accordance with GAAP:
     (i) On or before ninety (90) days after the end of each Fiscal Year, the audited consolidated annual financial statements of John D, including a statement of financial position, income statement, statement of cash flows and statement of shareholders’ equity, for the Fiscal Year, prepared in accordance with GAAP and accompanied by a favorable audit report thereon of a Registered Accounting Firm of recognized standing acceptable to Bank (which report shall not contain a qualification or explanatory paragraph), together with a management letter, if any, of such Registered Accounting Firm;
     (ii) on or before forty-five (45) days after the end of each Fiscal Quarter other than the Fiscal Quarter ending the Fiscal Year, the consolidated interim financial statements of John D, including a statement of financial position, income statement, statement of cash flows and statement of shareholders’ equity, as of the end of the preceding Fiscal Quarter and of the portion of John D’s Fiscal Year then elapsed, of John D as prepared in accordance with GAAP and fairly presenting the financial position and results of operations of John D for such accounting period;

     (iii) concurrently with the delivery of each of the financial statements described in Subparagraphs (i) and (ii), a fully and properly completed compliance certificate in substantially the form of Exhibit C;
     (iv) on or before twenty (20) days of the end of each quarter, quarterly statements of Osborne and/or the Richard M. Osborne Trust evidencing the Liquidity of Osborne as set forth in Section 9.1(m); and
     (v) as soon as practical, but in no event later than October 31 of each year, true, complete and accurate personal federal tax returns and reports and financial statements of Osborne with respect to the prior calendar year in a form and with information acceptable to Bank in its sole discretion, including marketable securities. Osborne’s financial statements shall include and identify separately the assets and liabilities and income and expenses of the Richard M. Osborne Trust.
     (k) Reserve Reports. On or before thirty (30) days after written request therefor (which request shall not be made more often than twice in the same calendar year), Borrowers shall provide to Bank or to its designated agents, in writing, all information necessary or appropriate for the preparation of a reserve evaluation of the proved, producing reserves included in the Oil and Gas Properties of John D, to be performed by an independent registered petroleum geologist or engineer. All such information shall be complete and accurate and shall conform to the request therefor. Any exceptions to the request desired by Borrowers shall be stated in writing in detail to the Bank or its designated agents.
     (l) Notification of Certain Events. Notify Bank in writing of each of the following occurrences:
     (i) promptly upon learning thereof, of the institution of any suit, action, or administrative proceeding against any Borrower or relating to any of its Property, whether or not the claim is considered by such Borrower to be covered by insurance, for the payment of money in excess of $100,000 individually or $250,000 in the aggregate or where it would reasonably be expected to have or result in a Material Adverse Effect;
     (ii) at least thirty (30) days prior thereto, of John D’s opening or closing of any office or place of business;
     (iii) promptly upon learning thereof, of any labor dispute to which John D may become a party, any strikes or walkouts relating to any of its facilities, and the expiration of any labor contract to which a Borrower is a party or by which it is bound and where it would reasonably be expected to have a Material Adverse Effect;
     (iv) within five (5) business days after learning of the occurrence thereof, of any default by a Borrower or any other Person under any Material Agreement;

     (v) promptly upon learning of the occurrence thereof, of any default by any obligor under any note or other evidence of debt payable in excess of $50,000, other than Accounts, to a Borrower;
     (vi) promptly upon the occurrence thereof, of any Default or Event of Default; and
     (vii) at least ten (10) days prior to John D’s borrowing of amounts, or acceptance of the extension of credit in any form, from any Related Person.
     (m) Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio greater than or equal to 1.10 to 1.00, calculated as of the last day of each Fiscal Quarter, commencing March 31, 2008, determined as set out below:

Compliance Date	Measurement Period
March 31, 2008	Quarter Ended March 31, 2008
June 30, 2008	Six Months Ended June 30, 2008
September 30, 2008	Nine Months Ended September 30, 2008
December 31, 2008 and each Fiscal Quarter	Rolling four Quarters then ended
end thereafter
     (n) Reserved.
     (o) Insurance. In addition to such other requirements as may be set forth in any of the Credit Documents, maintain insurance coverage on the physical assets of John D and its Subsidiaries and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property subject to Credit Documents or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that (i) no modification thereof shall be made except upon at least thirty (30) days advance written notice to Bank and (ii) the loss payable thereunder shall be payable to Borrower (or the applicable owner thereof) and Bank, in accordance with mortgagee/loss payable clauses reasonably satisfactory to Bank.
     (p) Further Assurances. Furnish to Bank at the expense of Borrowers, upon Bank’s reasonable request and in form reasonably satisfactory to Bank (and execute and deliver or cause to be executed and delivered), such pledges, assignments, mortgages, lien instruments or other security instruments, consents, acknowledgments, waivers, subordinations and financing statements covering any or all of the Collateral pledged, assigned, mortgaged or encumbered pursuant to the Credit Documents of every nature and description, whether now owned or hereafter acquired by Borrowers or any party providing such Collateral, including, without limitation, within ten (10) Business Days after Bank’s written request, Borrowers shall cause each lessor or warehouseman, as applicable, for each leased Collateral Location, to execute and deliver to Bank a landlord waiver, together with such other documents or instruments as Bank may require to effectuate more fully the purposes of this Agreement or any of the Credit Documents.
     (q) Bank Accounts. John D and its Subsidiaries shall maintain their primary concentration bank accounts with Bank and shall use Bank as their primary banking depository.
     (r) Inspections. Permit Bank, one time each calendar year, through its authorized attorneys, accountants and representatives to, at reasonable times and intervals during normal business hours, and upon forty-eight (48) hours prior written notice and, with respect to John D, in the presence of an officer of John D, and so long as the same would not unreasonably interfere with the business operations of Borrowers, (i) visit all offices of Borrowers and discuss all financial matters pertinent to Borrowers with their respective officers, directors and accountants, (ii) examine, and make extracts of, the books, accounts, records, ledgers and assets and properties of every kind and description of Borrowers, wherever located, upon oral or written request of Bank and (iii) make such inspections and audits, and obtain such confirmations or other information, with respect to any of the Collateral, as Bank determines appropriate; provided, however, that upon the occurrence of a Default or Event of Default, Bank may exercise such access and other rights at any time Bank deems such action necessary or desirable at the sole expense of Borrowers; provided, further, that such inspections shall be conducted in accordance with applicable laws prohibiting access to certain classes of persons and related to security clearance requirements.
     (s) Indemnification. Except to the extent arising out of the gross negligence or willful misconduct of Bank, indemnify and save Bank harmless from all loss, cost, damage, liability or expenses, including attorneys’ fees, incurred by Bank by reason of defending or protecting the security interests or other Liens granted hereby or under any of the Credit Documents or the priority thereof or enforcing the obligations of Borrowers or any other party under this Agreement or the other Credit Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Credit Documents.
     (t) Interest Rate Protection. Borrowers may enter into Hedging Contracts with Bank at Closing or thereafter for a variable-to-fixed rate swap to fix the rate on a stated portion of the unpaid principal of the Loans. Borrowers shall promptly furnish copies of all Hedging Contracts to Bank promptly upon execution thereof.
     (u) John D Reserve Reports. In addition to the information regarding reserve reports noted in Section 6.1(k) above, on or before the last day of August and the last day of February of each year, Borrowers shall provide to Bank or to its designated agents, a reserve evaluation of the proved, producing reserves included in the Oil and Gas Properties of John D. Such reserve evaluations shall be complete and accurate in every respect and shall be accompanied by a completed Commitment Sublimit Report in the form attached as Schedule A to Exhibit B (Form of Credit Request).

     (v) Modifications to Mortgage. In connection with the John D Reserve Reports noted in Section 6.1(u), and at such other times as Bank requests, Borrowers shall deliver to Bank such information and documents as Bank deems necessary to enable Bank to prepare and record from time to time such modifications to the Mortgage in the form Bank deems appropriate in its sole and absolute discretion.
     (w) Delivery of Information to Calculate Current Producing Reserve Value on New Wells. John D shall deliver to Bank copies of the certificates of title and related documents regarding wells not previously included in the John D reserve reports described in Section 6.1(u) and on Exhibit A to the Mortgage. Said documents shall be delivered to Bank contemporaneous with John D’s delivery of information to Schlumberger (or its successor) regarding such wells.
     6.2 Negative Covenants. So long as any Obligations remain unsatisfied, Borrowers jointly and severally covenant that, unless Bank has first consented thereto in writing, John D will not cause to occur or undertake any of the following:
     (a) Mergers and Acquisitions; Sale of Assets. Merge, consolidate, or acquire all or any substantial portion of the assets or capital stock of any Person, or sell, lease or otherwise dispose of any assets of any Person other than in the ordinary course of business.
     (b) Loans and Advances. Make any loans or other advances of money, or grant extensions of credit to any Person including, but not limited to, its Related Persons, Subsidiaries, officers, employees and shareholders or members, other than normal extensions of trade credit and travel advances, provided the aggregate amount of such loans or advances during a Fiscal Year does not exceed $100,000.
     (c) Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness or operating leases except (i) the Obligations and (ii) the following (herein referred to as “Permitted Indebtedness”):
     (i) trade payables and any other liabilities incurred in the ordinary course of business;
     (ii) Indebtedness secured by (and only by) the specific property financed thereby, provided the aggregate amount of such Indebtedness does not exceed $500,000;
     (iii) the Indebtedness described on Schedule 6.2(c)(iii) attached to this Agreement (including any refinancing or replacement thereto on terms no less favorable to John D) or as approved by Bank in writing; and
     (iv) notes payable by John D to Great Plains Exploration, LLC or Oz Gas, Ltd. and pledged to Bank in accordance with credit arrangements between Great Plains Exploration, LLC and Oz Gas, Ltd. and Bank.

     (d) Related Person Transactions. Enter into, or be a party to, any transaction with any Related Person of either one or both of Borrowers, except (i) transactions in the ordinary course of, and pursuant to the reasonable requirements of, John D’s business and upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to John D than it would obtain in a comparable arm’s-length transaction with a Person not a Related Person of John D, and (ii) advances from Great Plains Exploration, LLC and/or Oz Gas, Ltd. as provided in Section 6.2(c)(iv).
     (e) Guarantees. Become or be liable with respect to any Guaranty except by endorsement of instruments or items of payment in the ordinary course of business for deposit or collection and Permitted Indebtedness.
     (f) Permitted Liens. Permit or suffer to exist any Lien in or upon any of the Collateral, or grant a negative covenant with respect to the Collateral to any Person, except the following (herein referred to as “Permitted Liens”):
     (i) those security interests granted in favor of Bank pursuant to this Agreement and the other Credit Documents;
     (ii) Liens securing taxes, assessments, or governmental charges or levies, or the claims or demands of materialmen, mechanics, carriers, warehouseman, landlords, and other like Persons, provided the payment thereof is not at the time required;
     (iii) leases of property that would be capitalized in accordance with GAAP and constitute Permitted Indebtedness; and
     (iv) the Liens identified on Schedule 6.2(f) attached to this Agreement; and
     (v) interests disclosed on the certificates of title delivered to Bank by John D as of the date hereof with respect to the Oil and Gas Properties; and
     (vi) Permitted Exceptions as defined in the Additional Mortgage.
     (g) Capital Distributions and Transactions. John D shall not pay dividends or make any distributions in cash or otherwise or effect any redemption or other distribution of property to any stockholders of John D or sell, pledge, encumber or transfer any of its capital stock. Notwithstanding the foregoing, so long as there is no Default or Event of Default, John D may pay only regularly accruing dividends on not more than Two Million Dollars ($2,000,000) in aggregate Face Amount of the Series A Convertible Preferred Stock of John D as authorized as of the Effective Date.
     (h) Divestitures. Divest itself of any material assets or business theretofore conducted by transferring the same to any Related Person of either Borrower or any partnership, joint venture, or similar arrangement, or subcontract any operations to any Related Person of either Borrower.

     (i) Principal Business Location. John D shall not move its executive office to any location other than a principal business location identified on Schedule 6.2(i) attached to this Agreement, except upon providing Bank with thirty (30) days prior written notice thereof.
     (j) Deposits and Withdrawals. Except with respect to transactions otherwise permitted under this Agreement, make deposits to or withdrawals from any of its deposit accounts for the benefit of any of its Related Persons.
     (k) Names. Use any business name (other than its own) or any fictitious name, trade name, trade style, or “d/b/a” except for the names disclosed on Schedule 6.2(k) attached to this Agreement, unless John D provides Bank with thirty (30) days prior written notice thereof.
     (l) Margin Securities. Own, purchase, or acquire (or enter into any contract to purchase or acquire) any “margin security” as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect unless, prior to any such purchase or acquisition or entering into any such contract, Bank shall have received an opinion of counsel satisfactory to Bank to the effect that such purchase or acquisition will not cause this Agreement or the Notes to violate Regulation U, X or any other regulation of the Federal Reserve Board then in effect.
     (m) Restricted Investments. Make or have any “Restricted Investment,” which for purposes of this Agreement shall mean any investment of cash, or by delivery of Property, to any Person, whether by acquisition of stock, indebtedness or other obligation, or by loan, advance or capital contribution, or otherwise, in any Property except the following:
     (i) Property to be used in the ordinary course of business;
     (ii) current assets arising from the sale of goods and services in the ordinary course of business of John D;
     (iii) investments in direct obligations of the United States of America, or any agency thereof or obligations guaranteed by the United States of America, provided that such obligations mature within one (1) year from the date of acquisition thereof;
     (iv) investments in commercial paper given the highest rating by a national credit rating agency and maturing not more than two hundred seventy (270) days from the date of creation thereof; and
     (v) investments in money market accounts and certificates of deposit.
     (n) Lease/Sale of Property. John D shall not enter into any arrangement with any Person providing for the leasing by John D of Property which has been or is to be sold or transferred by John D to such Person if funds have been or are to be advanced by such Person on the security of such Property or rental obligations of John D, except for Permitted Indebtedness.
     (o) Other Businesses. Engage in any business other than the Business.
     (p) Governmental Contracts. Unless John D provides Bank at least sixty (60) days prior written notice, enter into, or be a party to, any transaction with any Governmental Authority, except for transactions in the ordinary course of business.
     (q) Anti-Terrorism Laws. (i) Conduct any business or engage in any transaction dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA PATRIOT Act. Borrower shall deliver to Bank any certification or other evidence requested from time to time and at any time by Bank, in its sole discretion, confirming Borrower’s compliance with this Section 6.2(q).
     (r) Indebtedness to Related Persons. Permit to exist any indebtedness, liability or other obligation of John D to any Related Person other than Permitted Subordinated Debt and indebtedness to Great Plains Exploration Ltd. and/or Oz Gas, Ltd. The amount of Permitted Subordinated Debt on the date hereof is zero (0).
     6.3 Osborne Negative Pledge of John D Ownership Interests. Osborne shall not pledge or cause to be pledged or permit to exist any Lien, other than to Bank, on any ownership interests in John D from time to time owned of record or beneficially by Osborne, and Osborne shall not offer for sale, sell, assign, or transfer (with or without consideration) any interest in any ownership interest in John D now or hereafter owned of record or beneficially by Osborne, nor shall Osborne grant or otherwise permit to exist any Lien thereon without prior written notice to Bank. Said notice shall include the terms of any offer to purchase or sell, terms of sale and terms of any assignment or transfer. For purposes of this Section 6.3, Osborne shall be deemed to own beneficially all ownership interests in John D (a) held by the Richard M. Osborne Trust and (b) that are beneficially owned by any person who is considered the same “person” (as defined in Rule 144 of the United States Securities and Exchange Commission) as Osborne. Beneficial ownership shall include any interest that is beneficially owned within the meaning of either paragraph (a)(1) or paragraph (a)(2) of Rule 16a-1 of the United States Securities and Exchange Commission.
     6.4 Borrowers’ Negative Pledge of Kykuit Ownership Interests. Borrowers shall not pledge or cause to be pledged or permit to exist any Lien, other than to Bank, on any ownership interests in Kykuit from time to time owned of record or beneficially by Borrowers. Borrowers shall not offer for sale, sell, assign, or transfer (with or without consideration) any interest in any ownership interest in Kykuit now or hereafter owned of record or beneficially by both or either of them, without prior written notice to Bank. Said notice shall include the terms of any offer to purchase or sell, terms of sale, and terms of any assignment or transfer. For purposes of this

Section 6.4, Borrowers shall be deemed to own beneficially all ownership interests in Kykuit (a) held by the Richard M. Osborne Trust and (b) that are beneficially owned by any person who is considered the same “person” (as defined in Rule 144 of the United States Securities and Exchange Commission) as Borrowers. Beneficial ownership shall include any interest that is beneficially owned within the meaning of either paragraph (a)(1) or paragraph (a)(2) of Rule 16a-1 of the United States Securities and Exchange Commission.
     6.5 Osborne Advance of Kykuit Contributions. Osborne and/or the Richard M. Osborne Trust shall advance any amounts required to be paid by John D pursuant to the terms of the operating agreement of Kykuit, or otherwise. Said advances shall be loans from Osborne and/or the Richard M. Osborne Trust to John D and will be subject to a Subordination Agreement in substantially the form attached hereto as Exhibit F.
     6.6 Osborne Covenant Regarding Richard M. Osborne Trust. Osborne will not amend, amend and restate, replace, terminate, dissolve, or transfer substantially all the assets of the Richard M. Osborne Trust without the prior written consent of Bank, which consent may be withheld by Bank in Bank’s sole and absolute discretion. Notwithstanding anything hereinabove contained to the contrary, Osborne shall be permitted to amend, restate, or otherwise modify only the Trust provisions pertaining to the disposition of Trust Assets upon his death to any designated beneficiary, beneficiaries, other Trusts, or Foundations, as Osborne, as the Settlor, may determine in his sole and absolute discretion. Further, Osborne covenants and agrees that the Richard M. Osborne Trust is authorized and directed to pay the Obligations of Osborne and of the Richard M. Osborne Trust evidenced by the Credit Documents.
     7. SURVIVAL OF OBLIGATIONS UPON TERMINATION OF AGREEMENT
     Except as otherwise expressly provided for in this Agreement and in any of the other Credit Documents, no termination or cancellation (regardless of cause or procedure) of this Agreement or any of the other Credit Documents shall in any way affect or impair the powers, obligations, duties, rights, and liabilities of Borrowers or Bank in any way or respect relating to (i) any transaction or event occurring prior to such termination or cancellation or (ii) any of the undertakings, agreements, covenants, warranties and representations of Borrowers or Bank contained in this Agreement or the other Credit Documents. Once all Obligations of Borrowers to Bank have been fully and permanently paid and satisfied and this Agreement is terminated, then all such undertakings, agreements, covenants, warranties, and representations shall be terminated and canceled and Bank shall terminate its Lien on the Collateral and have no further rights and remedies.
     8. CONDITIONS PRECEDENT TO BORROWINGS
     8.1 Conditions. Notwithstanding any other provision of this Agreement or any of the other Credit Documents, and without affecting in any manner the rights of Bank under the other Sections of this Agreement, it is understood and agreed that Bank shall have no obligation to advance, or continue to lend, funds under this Agreement to Borrowers unless and until each of the following conditions have been satisfied before or currently with those Borrowings, all in form and substance satisfactory to Bank and its counsel:

     (a) Absence of Legal Actions. No legal action, proceeding, investigation, regulation, or legislation shall have been instituted, threatened, or proposed before any court, governmental agency, or legislative body to enjoin, restrain, or prohibit, or to obtain damages in respect of, this Agreement or any of the other Credit Documents or the consummation of the transactions contemplated hereby or thereby.
     (b) Representations and Warranties. The representations and warranties of Borrowers in this Agreement are true and correct in all material respects and no Default or Event of Default then exists.
     (c) Other Material Events. No event, occurrence, or condition shall then exist which may have a Material Adverse Effect.
     (d) Delivery of Documents. Bank shall have received the following duly executed original documents, each to be in form and substance satisfactory to Bank and its counsel:
     (i) an Amended and Restated Revolving Credit Note, in substantially the form attached hereto as Exhibit A;
     (ii) receipt and satisfactory review of a certified Compliance Certificate, in substantially the form attached hereto as Exhibit C;
     (iii) an evaluation, satisfactory to Bank, of the productivity of the Oil and Gas Properties of Borrowers performed by Schlumberger;
     (iv) copies of all filing receipts or acknowledgments or other oral or written evidence issued by any governmental authority to evidence any filing or recordation necessary to perfect the Liens of Bank in the Collateral described in the Credit Documents;
     (v) certificates for each Borrower’s insurance policies evidencing the existence of the insurance coverage required pursuant to the Credit Documents, together with all appropriate endorsements thereto naming Bank as a lender’s loss payee and additional insured;
     (vi) a Certificate of the Secretary or an Assistant Secretary (or the equivalent company officer) of John D, dated as of the date of this Agreement, certifying (A) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation in effect at all relevant times, including the date of such certification, (B) that attached thereto is a true, correct, and complete copy of the bylaws of John D in effect at all relevant times, including the date of such certification, (C) that attached hereto is a true, correct and complete copy of resolutions adopted by the Board of Directors of John D authorizing the execution, delivery, and performance of this Agreement and each of the other Credit Documents and the consummation of the transactions contemplated hereby and thereby, and (D) as to the incumbency and genuineness of the signature of each officer of John D executing this Agreement and the other Credit Documents to which John D is a party;
     (vii) good standing certificates for John D issued by the Secretary of State of Maryland and each jurisdiction of John D’s qualification as required under this Agreement;
     (viii) a certificate signed by Osborne and the Authorized Representative of John D and dated as of the Effective Date, stating that on and as of that date (A) the representations and warranties set forth in Section 5 hereof are true and correct, (B) Borrowers are in compliance with all terms and provisions set forth in this Agreement, and (C) no Default or Event of Default exists;
     (ix) a written opinion of counsel to Borrowers and to the Richard M. Osborne Trust as to the transactions contemplated by this Agreement, covering such matters, and subject only to exceptions and qualifications, as may be satisfactory to Bank and its counsel;
     (x) Reserved;
     (xi) Reserved;
     (xii) a duly executed Continuing Subordination Agreement in substantially the form attached hereto as Exhibit F executed by Osborne and the Richard M. Osborne Trust;
     (xiii) a Negative Covenant duly executed by John D in substantially the form attached hereto as Exhibit G with respect to the real property located in Painesville, Ohio, and including the following property identified by permanent parcel number and related address:
Parcel 15C0010000180, 61 East Washington Street;
Parcel 15C0010000060, 72 South Park Place;
Parcel 15C0010000070, 60 South Park Place;
Parcel 15C0010000170, 61 E. Washington Street;
Parcel 15C0010000190, 61 East Washington Street;
Parcel 15C0010000380, 60 South Park Place; and
     (xiv) Unlimited Guaranty in substantially the form attached hereto as Exhibit H;
     (xv) Open-End Mortgage, Indenture, Security Agreement, Financing Statement and Assignment of Production in form satisfactory to Bank; and
     (xvi) Open-End Mortgage Deed and Security Agreement in form satisfactory to Bank; and

     (xvii) duly executed copies of all other Credit Documents and such other agreements, instruments, and documents including, but not limited to, assignments, security agreements, pledges, guaranties, and consents which Bank may require to be executed in connection with this Agreement.
     (e) Closing Fee. Borrowers shall have paid to Bank the Closing Fee and all other fees, costs, expenses and taxes, including attorneys’ fees, then payable by Borrowers as provided herein.:
     8.2 Waiver of Conditions Precedent. If Bank executes this Agreement prior to the fulfillment of any of the conditions precedent set forth in Section 8.1 hereof, the making of initial loans or continued extension of existing loans under this Agreement shall constitute only an extension of time for the fulfillment of such conditions and not a waiver thereof unless expressly stated in a writing signed by Bank, and each Borrower shall thereafter use its best efforts to fulfill each such condition promptly.
     9. EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT
     9.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:
     (a) Payment of Debt Service. Failure by Borrowers to make payment of interest or principal on any of the Notes on or within five (5) days after the due date thereof; provided, however, a misapplication by Bank (as determined in the sole discretion of Bank) of any payment made by Borrowers shall not be deemed an Event of Default under this Agreement.
     (b) Representations and Warranties. Any warranty, representation, or other statement made or furnished to Bank by or on behalf of Borrowers pursuant to Section 5 hereof, or in any instrument furnished in compliance with or in reference to this Agreement proves to have been false or inaccurate in any material respect when made or furnished whether by reaffirmation or otherwise. For this purpose, all John D SEC Filings shall be deemed to be statements furnished to Bank by or on behalf of Borrowers in reference to this Agreement.
     (c) Other Provisions. Other than as provided in Section 9.1(a) and 9.1(b) hereof, failure or neglect of Borrowers to perform, keep or observe any term, provision, condition, covenant, warranty, or representation contained in this Agreement or in any of the other Credit Documents which is required to be performed, kept, or observed by Borrowers or any Guarantor, other than in the case of Sections 6.1(i) 6.1(j), and 6.1(m) hereof for which there shall be no cure period, such failure or neglect continues for a period of thirty (30) days, after written notice thereof by Bank to Borrowers.
     (d) Cross-Default. Upon the occurrence of (i) any default by any Borrower (A) under any Obligation not arising out of this Agreement, or any other agreement entered into by and between Bank and any Borrower or (B) under any other Indebtedness of either Borrower where the amount of such Indebtedness exceeds $100,000 in the aggregate, and (ii) default under any Material Agreement.

     (e) False or Misleading Reports. The making or delivering to Bank by any Borrower, or any of Borrowers’ officers, employees, or agents, of any statement, report, financial statement, or certificate which is not true and correct in any material respect when made.
     (f) Destruction of Collateral; Sale of Assets. The loss, theft, damage or destruction of any material portion of the Collateral to the extent not adequately covered by insurance in an amount equal to at least its replacement value (as required by this Agreement and subject to deductibles not greater than $50,000 per occurrence and $100,000 in the aggregate), or the sale, lease, encumbrance, or other disposition of a material portion of the Collateral except in all cases as may be specifically permitted by other provisions of this Agreement.
     (g) Value of Collateral; Financial Condition of Borrowers. Any Material Adverse Effect on the value of the Collateral taken as a whole, or the financial condition or the business of a Borrower.
     (h) Termination of Existence. The dissolution, termination of existence, failure to be Solvent or business failure of a Borrower (not including the death of Osborne).
     (i) Bankruptcy. The commencement of any proceedings under any Bankruptcy Laws (i) by Borrowers or either of them, or (ii) against Borrowers or either of them to the extent such proceedings are not dismissed within sixty (60) days after the filing thereof, the making by Borrowers or either of them of any offer of settlement, extension, or composition to its unsecured creditors generally or the appointment of a receiver, trustee, custodian, or similar fiduciary for Borrowers or either of them, or the assignment for the benefit of the creditors of Borrowers or either of them to the extent such assignment or appointment continues for longer than sixty (60) days.
     (j) Ceases to Conduct Business. Except for the sale of Property as permitted by this Agreement, a Borrower ceases to conduct all or any material part of its business or is enjoined, restrained, or in any way prevented by court, governmental, or administrative order from conducting all or any material part of its business affairs.
     (k) Judgment Entries. The entry by a court of any judgment in excess of $500,000 requiring the payment of money against any or all of Borrowers, which judgment is not discharged, stayed, bonded, vacated, or set side within thirty (30) days of its entry, or a notice of any material Lien, levy, attachment or assessment in excess of $500,000 is filed of record with respect to all or any of the Collateral by any Person including, but not limited to, the United States, any department, agency, or instrumentality thereof, or by any state, county, municipal, or other governmental agency, or if any material taxes or assessments owing at any time or times hereafter becomes a Lien upon the Collateral or any other assets of Borrower and, except Permitted Liens or as otherwise permitted by Bank, the same are not effectively stayed, bonded, or released within thirty (30) days after they become a Lien, or in the case of ad valorem taxes, on or within thirty (30) days after the last date when payment may be made without penalty.

     (l) Insurance of Collateral. Subject to the provisions of this Agreement, failure on the part of John D to keep the Collateral or any goods evidenced by chattel paper or documents insured against loss by fire or otherwise for insurable value thereof in companies with coverages (including Bank’s Loss Payment Endorsement) and in amounts set forth in Section 4.3 hereof and make the loss, if any, payable to and deposit the policies with Bank within thirty (30) days after such policies are received by John D, all premiums on such policies to be paid by John D.
     (m) Liquidity of Osborne. Osborne (A) fails to maintain Osborne Liquid Assets with a market value (net of the amount of any lien or encumbrance, including, but not limited to, any margin debts) of greater than or equal to Two Million Dollars ($2,000,000), or (B) fails to provide quarterly statements to Bank within twenty (20) days of the end of each quarter evidencing such liquidity.
     (n) Change in Control. Osborne ceases to exercise Control over John D or ceases to own beneficially at least thirty percent (30%) of the Voting Securities of John D, other than solely by reason of the death of Osborne.
     9.2 Acceleration of the Obligations. Except upon the occurrence of an Event of Default described above in Section 9.1(h) hereof (which shall give Bank the right to accelerate all Obligations without notice to Borrowers), or an Event of Default described above in Section 9.1(i) hereof (which shall result in automatic acceleration of all Obligations without notice to Borrowers or any other action on the part of Bank), upon the occurrence of an Event of Default and upon notice by Bank to Borrowers in the manner set forth in Section 11.10 hereof, all of the Obligations due or to become due from Borrowers to Bank, whether under this Agreement, the Notes, or otherwise, at the option of Bank immediately shall become due and payable, anything in the Notes or other evidence of the Obligations or in any of the other Credit Documents to the contrary notwithstanding.
     9.3 Remedies. Upon and after the occurrence of an Event of Default, to the extent permitted by applicable law and in addition to any other right or remedy provided for in this Agreement, Bank shall have each of the following rights and remedies:
     (a) General Rights and Remedies. All of the rights and remedies of a secured party under the Uniform Commercial Code or under other applicable law, and all other legal and equitable rights to which Bank may be entitled, all of which rights and remedies shall be cumulative, and none of which shall be exclusive, to the extent permitted by law, in addition to any other rights or remedies contained in this Agreement or in any of the other Credit Documents.
     (b) Possession of Collateral. The right to take immediate possession of the Collateral and all proceeds relating to such Collateral and (i) require John D, at John D’s expense, to assemble the Collateral and make it available to Bank at John D’s principal places of business, or (ii) enter the Premises or other premises of John D or wherever any Collateral shall be located and to keep and store the same on such premises until sold. The right to remove Collateral from the premises, regardless of whether any portion of the Collateral constitutes fixtures and cannot be removed without physical altercation of the premises. If the premises on which the Collateral is located is owned or leased by John D, then John D shall not charge Bank for storage of such Collateral on such premises for a period of at least one hundred twenty (120) days after sale or disposition of the Collateral. Bank is hereby granted a non-exclusive license or other right to use, without charge, John D’s labels, patents, copyrights, rights of use of any name or trade secrets, as it pertains to the Collateral, in advertising for sale and selling any Collateral and John D’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. In exercising all of its rights hereunder, Bank shall comply with all applicable laws prohibiting access to certain classes of persons and related to security clearance requirements.
     (c) Foreclosure of Liens. The right to foreclose the Liens created under this Agreement and each of the other Credit Documents or under any other agreement relating to the Collateral.
     (d) Disposition of Collateral. The right to sell or to otherwise dispose of all or any Collateral in its then condition, or after any further manufacturing, processing, equipping, or completion thereof, at public or private sale or sales, wholesale dispositions, or sales pursuant to one or more contracts, with such notice as may be required by law, in lots or in bulk, for cash or on credit, all as Bank, in its discretion, may deem advisable. Each Borrower acknowledges and covenants that fourteen (14) Business Days written notice to John D of any public or private sale or other disposition of Collateral shall be reasonable notice thereof, and such sale shall be at such Borrower’s premises or at such other locations where the Collateral then is located, or as otherwise determined by Bank. Bank shall have the right to conduct such sales on such Borrower’s premises, without charge therefor, and such sales may be adjourned from time to time in accordance with applicable law without further requirement of notice to John D. Bank shall have the right to bid or credit bid at any such sale on its own behalf.
     (e) Set-off. The right to sell, lease, or otherwise dispose of the Collateral, or any part thereof, for cash, credit, or any combination thereof, and, to the extent permitted by applicable law, Bank may purchase all or any part of the Collateral at public or private sale and, in lieu of actual payment of such purchase price, may set off the amount of such price against the Obligations. The right to set off any item described in paragraph (b) of the definition of Collateral, including, without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by Borrowers with Bank. Subject to the rights of the holders of any Permitted Lien having priority over the Liens of Bank, if any, the proceeds realized from the sale of any Collateral shall be applied first to the costs, expenses, and attorneys’ and paralegals’ fees and expenses incurred by Bank for collection and for acquisition, completion, protection, removal, storage, repair and restoration, sale, and delivery of the Collateral; second, to interest due upon any of the Obligations; and third, to the principal of the Obligations. If any deficiency shall arise, Borrowers shall remain jointly and severally liable to Bank therefor. In the event of any surplus, it shall be paid to John D.

     (f) Notification of Debtors. Bank shall have the right to notify any Person indebted to John D of Bank’s interest in any such amounts payable to John D and to instruct such Person to remit such amounts directly to Bank, and, upon collection of the same, deposit into an account for the benefit of Bank all funds arising therefrom (less any costs of collection and other charges or expenses incurred in connection therewith as hereinafter provided) in cleared Federal funds, the same being subject to application to the Obligations.
     9.4 Application of Collateral; Termination of Financing. Upon the occurrence of any Event of Default, Bank, with or without proceeding with sale or foreclosure or demanding payment of the Obligations, without notice, may also terminate Bank’s further performance under this Agreement or any other agreement or agreements between Bank and a Borrower, without further liability or obligation by Bank and, at any time, may also appropriate and apply on any Obligations any and all Collateral in the possession of Bank. No such termination shall absolve, release, or otherwise affect the liability of a Borrower in respect of transactions had prior to such termination or affect any of the Liens, rights, powers, and remedies of Bank, but they shall, in all events, continue until all Obligations of Borrowers to Bank are satisfied.
     9.5 Remedies Cumulative. All covenants, conditions, provisions, warranties, guaranties, indemnities, and other undertakings of Borrowers contained in this Agreement, each of the other Credit Documents, or in any document referred to in this Agreement or the other Credit Documents or contained in any agreement supplementary hereto or thereto, or in any schedule or report given to Bank or contained in any other agreement between Bank and Borrowers heretofore, concurrently, or hereafter entered into or delivered, shall be deemed cumulative to and not in derogation or substitution of any of the terms, covenants, conditions, or agreements of Borrowers contained in this Agreement.
     10. APPOINTMENT OF BANK AS BORROWERS’ LAWFUL ATTORNEY
     Borrowers hereby irrevocably designate, make, constitute, and appoint Bank (and all persons designated by Bank) as Borrowers’ true and lawful attorney (and agent-in-fact) for the purposes designated in Subparagraphs (a) through (o) of this Section 10 and, upon the occurrence of an Event of Default and for so long as it remains uncured, Bank, or its representative, in Borrowers’ or Bank’s name, may: (a) demand payment of the Accounts, (b) enforce payment of the Accounts, by legal proceedings or otherwise, (c) exercise all of Borrowers’ rights and remedies with respect to the collection of the Accounts and any other Collateral, (d) settle, adjust, compromise, extend, or renew the Accounts, (e) settle, adjust, or compromise any legal proceedings brought to collect the Accounts, (f) if permitted by applicable law, sell or assign the Accounts and other Collateral upon such terms, for such amounts, and at such time or times as Bank deems advisable, (g) discharge and release the Accounts and any other Collateral, (h) take control, in any manner, of any item of payment or proceeds relating to any Collateral, (i) prepare, file, and sign Borrowers’ names on a proof of claim in bankruptcy or similar document against any account debtor, (j) prepare, file, and sign Borrowers’ names on any notice of Lien, assignment, or satisfaction of Lien or similar document in connection with the Accounts, (k) do all acts and things necessary, in Bank’s reasonable discretion, to fulfill Borrowers’ obligations under this Agreement, (l) endorse the name of Borrowers upon any of the items of payment or proceeds relating to any Collateral and deposit the same to the account of

Bank on account of the Obligations, (m) endorse the name of Borrowers upon any chattel paper document, instrument, invoice, freight bill, bill of lading, or similar document or agreement relating to the Accounts, Inventory and any other Collateral, (n) use Borrowers’ stationery and sign the name of Borrowers to verifications of the Accounts and notices thereof to account debtors, (o) and use the information recorded on or contained in any data processing equipment and computer hardware and software relating to the Accounts, Inventory, and any other Collateral to which Borrowers have access.
     11. MISCELLANEOUS
     11.1 Modification of Agreement; Sale of Interest. This Agreement, the Notes, and each of the other Credit Documents may not be modified, altered, or amended except by an agreement in writing signed by Borrowers and Bank. Borrowers may not sell, assign, or transfer this Agreement or any of the other Credit Documents or any portion thereof including, but not limited to, such Borrower’s rights, title, interests, remedies, powers, and/or duties hereunder or thereunder. Each Borrower hereby consents to Bank’s participation, sale, assignment, transfer, or other disposition of this Agreement or any of the other Credit Documents, or of any portion hereof or thereof including, but not limited to, Bank’s rights, title, interests, remedies, powers, and/or duties hereunder or thereunder, at any time or times hereafter.
     11.2 Attorneys’ Fees and Expenses. If at any time or times whether prior or subsequent to the date of this Agreement, and regardless of the existence of an Event of Default, Bank employs counsel for advice or other representation or incurs legal and/or other costs and expenses in connection with each of the following:
     (a) Loan Documents. The preparation of this Agreement and all of the other Credit Documents or any amendment of or modification of this Agreement or any of the other Credit Documents;
     (b) Loan Administration. The administration of this Agreement and each of the other Credit Documents and the transactions contemplated hereby and thereby;
     (c) Litigation. Any litigation, contest, dispute, suit, proceeding or action (whether instituted by Bank, Borrowers, or any other Person) in any way relating to the Collateral, this Agreement, any of the other Credit Documents, or Borrowers’ affairs, including any litigation between a Borrower and Bank as adverse parties unless otherwise prohibited by law in connection with any judgment awarded in favor of Bank;
     (d) Enforcement of Bank’s Rights. Any attempt to enforce any rights of Bank against any Person, other than a Borrower, which may be obligated to Bank by virtue of this Agreement or any of the other Credit Documents including, but not limited to, any guarantor of the Obligations and any debtors on Accounts;
     (e) Protection of Collateral. Any attempt to inspect, verify, protect, collect, sell, liquidate, or otherwise dispose of the Collateral; or
     (f) Filings. The filing and recording of all documents required by Bank to perfect and maintain the perfection of Bank’s Liens in the Collateral including, but not limited to, any documentary stamp tax or any other taxes incurred because of such filing or recording; the reasonable attorneys’ and paralegals’ fees arising from such services and all reasonably incurred expenses, costs, charges, and other fees of such counsel or of Bank or relating to any of the events or actions described in this Section 11.2 shall be payable, on demand, by Borrowers to Bank and shall be additional Obligations under this Agreement secured by the Collateral. Without limiting the generality of the foregoing, such expenses, costs, charges, and fees may include accountants’ fees, costs, and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs, and expenses; long distance telephone charges; air express charges; telegraph charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. Additionally, if any taxes (other than Federal or state income taxes payable by Bank) shall be payable on account of the execution or delivery of this Agreement, or the execution, delivery, issuance, or recording of any of the other Credit Documents, or the creation of any of the Obligations under this Agreement by reason of any existing or hereafter enacted Federal or state statute, Borrowers shall pay all such taxes including, but not limited to, any interest and/or penalty thereon, and shall indemnify and hold Bank harmless from and against liability in connection therewith.
     11.3 Waiver by Bank. Bank’s failure at any time or times hereafter to require strict performance by Borrowers of any provision of this Agreement or by Borrowers or any Person of any of the other Credit Documents shall not waive, affect, or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Bank of an Event of Default by Borrowers under this Agreement or by Borrowers or any Person of any of the other Credit Documents shall not suspend, waive, or affect any other Event of Default by Borrowers (or either of them) or any Person under this Agreement or any of the other Credit Documents, whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants, and representations of Borrowers contained in this Agreement or any of the other Credit Documents nor any Event of Default by Borrowers or any Person under this Agreement or any of the other Credit Documents shall be deemed to have been suspended or waived by Bank, unless such suspension or waiver is by an instrument in writing specifying such suspension or waiver and is signed by a duly authorized representative of Bank and directed to Borrowers.
     11.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     11.5 Parties. This Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the successors and assigns of Borrowers and Bank. This provision, however, shall not be deemed to modify Section 11.1 hereof.
     11.6 Conflict of Terms. The provisions of each of the other Credit Documents and each Exhibit to this Agreement are incorporated in this Agreement by this reference thereto. Except as otherwise provided in this Agreement and except as otherwise provided in any of the other Credit Documents by specific reference to the applicable provision of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Credit Documents, the provision contained in this Agreement shall govern and control.
     11.7 Waivers by Borrowers. Except as otherwise provided for in this Agreement or as required by applicable law, Borrowers jointly and severally waive (i) presentment, demand, and protest, and notice of presentment, demand, protest, default, nonpayment, maturity, release, compromise, settlement, extension, or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper, and guaranties at any time held by Bank on which Borrowers may in any way be liable, and (ii) notice prior to taking possession or control of the Collateral which might be required by any court prior to allowing Bank to exercise any of its remedies, and (iii) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR BANK TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT OR CONTINUE TO EXTEND CREDIT TO BORROWERS, BORROWERS, GUARANTORS, PERSONS PARTY TO OTHER CREDIT DOCUMENTS AND BANK EACH WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT, OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT, THE CREDIT DOCUMENTS AND/OR THE CONDUCT OF THE RELATIONSHIP BETWEEN BANK AND BORROWERS OR GUARANTORS OR SUCH PERSONS.
     11.8 Authorization. Bank is authorized to make or continue loans under the provisions of this Agreement upon the request, either written or oral, in the name of Borrowers by an Authorized Representative, and all loans made by Bank to Borrowers or for its account under this Agreement are and shall be conclusively deemed to have been authorized by a Borrowers and to have been made pursuant to duly authorized requests therefor.
     11.9 Governing Law. THIS AGREEMENT HAS BEEN ACCEPTED BY BANK AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CLEVELAND, OHIO. THE LOANS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN AND ARE TO BE FUNDED AND REPAID TO BANK AT CLEVELAND, OHIO (OR SUCH OTHER PLACE AS DESIGNATED TO BORROWERS (OR EITHER OF THEM) BY BANK). THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES TO THIS AGREEMENT DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO. AS PART OF THE CONSIDERATION FOR EXISTING AND NEW VALUE RECEIVED, BORROWERS HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF OHIO AND CONSENT THAT ALL SUCH SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO BORROWERS (OR EITHER OF THEM) AT THE ADDRESS STATED IN SECTION 11.10 BELOW AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF. BORROWERS WAIVE ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED UNDER THIS AGREEMENT AND AGREE NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE. NOTHING CONTAINED IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF BANK TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF BANK TO BRING ANY

ACTION OR PROCEEDING AGAINST A BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.
     11.10 Notices. Except as otherwise provided in this Agreement, any notice required under this Agreement shall be in writing, and shall be deemed to have been validly served, given, or delivered upon deposit in the United States mail, with proper postage prepaid, and addressed to the party to be notified as follows:

If to Bank, at:	RBS Citizens, N.A., d/b/a Charter One
1215 Superior Avenue
Cleveland, Ohio 44114
Attn: Robert G. Dracon, Jr., Vice-President

With copies to:	RBS Citizens, N.A., d/b/a Charter One
1215 Superior Avenue
Cleveland, Ohio 44114
Attn: Michelle Lyles

and

Tucker Ellis & West LLP
925 Euclid Avenue
1150 Huntington Building
Cleveland, Ohio 44115
Attn: Glenn E. Morrical

If to Borrowers, at:	John D. Oil and Gas Company
8500 Station Street
Suite 345
Mentor, Ohio 44060
Attn: Gregory J. Osborne

With a copy to:	Melvyn E. Resnick
Dworken & Bernstein Co., L.P.A.
60 South Park Place
Painesville, Ohio 44077
or to such other address as each party may designate for itself by like notice given in accordance with this Section 11.10.
     11.11 Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning and content of any kind whatsoever and are not a part of the agreement between the parties to this Agreement.
     11.12 Effectiveness of Agreement. This Agreement shall be effective only upon Bank’s written acceptance of this Agreement.

     11.13 Effect of Amendment and Restatement The amendment and restatement reflected in this First Amended and Restated Loan and Security Agreement is not a novation but merely a restatement of the obligation of Borrowers to pay the Bank all Obligations. All security interests granted under the Existing Loan, the Existing Security Agreement, the Agreement or any other Credit Documents are hereby confirmed and ratified and shall continue to secure all obligations of Borrowers to Bank and its successors and assigns.
     11.14 Warrant of Attorney. Borrowers and each of them authorize any attorney-at-law to appear in any court of record in the State of Ohio or in any other state or territory of the United States at any time after this Agreement becomes due, whether at stated maturity, accelerated maturity or otherwise, to waive the issuing and service of process and to enter an appearance and to confess judgment against Borrowers or either of them in favor of Bank or the holder hereof for the amount due, together with interest, expenses, the costs of suit and reasonable counsel fees, and thereupon to release and waive all errors, rights of appeal and stays of execution. This warrant of attorney shall survive the dissolution or death of a Borrower. Such authority shall not be exhausted by one exercise, but judgment may be confessed from time to time as any sums and/or costs, expenses or reasonable counsel fees shall be due as if a prior judgment is vacated, by filing an original or a photostatic copy of this Agreement. Borrowers jointly and severally agree that the attorney for Bank may confess judgment pursuant to this warrant of attorney and receive a fee from Bank for the same, and Borrowers jointly and severally expressly consent to the same and waive any conflict of interest arising therefrom.
[Balance of Page Intentionally Blank]

     IN WITNESS WHEREOF, the undersigned have executed this First Amended and Restated Loan and Security Agreement as of the date first written above.

RBS CITIZENS, N.A., d/b/a CHARTER ONE
By:	/s/ Anne M. Graham
Anne M. Graham, Vice-President

WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

JOHN D. OIL AND GAS COMPANY

By:	/s/ Richard M. Osborne	/s/ Richard M. Osborne
	Richard M. Osborne,	Richard M. Osborne,
	Chief Executive Officer	Individually
(Duly Authorized)
WARNING — BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

EXHIBIT A
TO
FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Form of Revolving Credit Note

A-1

EXHIBIT B
TO
FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Form of Credit Request

B-1

EXHIBIT C
TO
FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Form of Compliance Certificate

C-1

EXHIBIT D
RESERVED

D-1

EXHIBIT E
RESERVED

E-1

EXHIBIT F
TO
FIRST AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
Form of Continuing Subordination Agreement

F-1

EXHIBIT G
Form of Negative Covenant

G-2

EXHIBIT H
Form of Unlimited Guaranty

H-1